                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

                           Filed by the registrant /X/
                 Filed by a party other than the registrant / /
                           Check the appropriate box:
                         / / Preliminary proxy statement
        / / Confidential, For Use of the Commission Only (as permitted by
                                Rule 14a-6(e)(2))
                         /X/ Definitive proxy statement
                       / / Definitive additional materials
        / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                            RSL COMMUNICATIONS, LTD.
 -------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

 -------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

               Payment of filing fee (Check the appropriate box):

                              /X/ No fee required.

  / / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       (1) Title of each class of securities to which transaction applies:

 -------------------------------------------------------------------------------

        (2) Aggregate number of securities to which transaction applies:

 -------------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to
                            Exchange Act Rule 0-11:1

 -------------------------------------------------------------------------------
              (4) Proposed maximum aggregate value of transaction:

 / /Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

                           (1) Amount previously paid:

 -------------------------------------------------------------------------------
                (2) Form, schedule or registration statement no.:
 -------------------------------------------------------------------------------
                                (3) Filing party:
 -------------------------------------------------------------------------------
                                 (4) Date filed:

 -------------------------------------------------------------------------------

                                   ----------

(1) set forth the amount on which the filing fee is calculated and state how it was determined.

                            RSL COMMUNICATIONS, LTD.

                NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

         The annual general meeting of shareholders of RSL COMMUNICATIONS, LTD., a Bermuda company, will be held at the offices of Conyers, Dill & Pearman, Clarendon House, Church Street, Hamilton HM CX, Bermuda, on June 23, 2000 at 10:00 A.M., for the following purposes:

1.       To elect eight directors to serve on our Board of Directors;

2.       To approve a proposal to adopt our employee stock purchase plan; and

3. To appoint Deloitte & Touche LLP as our auditors and to delegate to our audit committee the authority to fix the auditors' fee for the current fiscal year.

         Only shareholders of record at the close of business on April 26, 2000 are entitled to notice of and to vote at the meeting and any adjournments thereof.

         It is important that all shareholders be represented at the meeting. Shareholders of record may vote by either: (1) signing and returning promptly the enclosed proxy card in the accompanying envelope; (2) attending the meeting and voting in person; or (3) voting by telephone or via the Internet as directed on the enclosed proxy card. Voting by written proxy, by telephone or via the Internet will not limit a shareholder's right to vote at the meeting if he or she attends in person.

                                             By Order of the Board of Directors,


                                             Michael Ashford
                                             Secretary

Hamilton, Bermuda
April 29, 2000

                            RSL COMMUNICATIONS, LTD.

             ------------------------------------------------------

                           PROXY STATEMENT FOR ANNUAL
                         GENERAL MEETING OF SHAREHOLDERS

                                  June 23, 2000

             -------------------------------------------------------

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of RSL COMMUNICATIONS, LTD., a Bermuda company, for use at the annual general meeting of our shareholders to be held at the offices of Conyers, Dill & Pearman, Clarendon House, Church Street, Hamilton HM CX, Bermuda, on June 23, 2000 at 10:00 A.M., and at any adjournments thereof.

         Our headquarters and registered office is located at Clarendon House, Church Street, Hamilton HM CX, Bermuda. We also maintain offices at 810 Seventh Avenue, 39th Floor, New York, New York 10019. The approximate date on which this Proxy Statement and the enclosed form of proxy is to be sent to shareholders is May 18, 2000.

         We will bear the cost of preparing, assembling and mailing the enclosed form of proxy, this Proxy Statement and other materials which may be sent to shareholders in connection with this solicitation. It is important that all shareholders be represented at the meeting. Shareholders of record may vote by either: (1) signing and returning promptly the enclosed proxy card in the accompanying envelope; (2) attending the meeting and voting in person; or (3) voting by telephone or via the Internet as directed on the enclosed proxy card. The method by which a shareholder votes prior to the meeting will not limit his or her right to vote at the meeting if he or she attends in person. Officers and other of our employees may solicit proxies by mail, telephone, telegraph and personal interview, for which no additional compensation will be paid. We may reimburse persons holding shares in their names or in the names of nominees for their reasonable expenses in sending proxies and proxy material to their principals.

         Shareholders who have voted -- whether by telephone, Internet or mail -- retain the right to revoke such instructions at any time (1) by subsequently voting by the same or a different method, (2) by notice in writing to our Secretary or (3) by revocation in person at the meeting. All shares that have been properly voted at the meeting -- whether by telephone, Internet or mail -- and not revoked will be voted at the meeting in accordance with the instructions given therein. If we receive more than one set of instructions from a shareholder before the date of the meeting, we will vote such shareholder's shares once and in accordance with the instructions that we last receive. If a shareholder holding shares registered in the name of a brokerage firm or bank votes via the Internet or if any shareholder signs a proxy card but, in either case, does not give voting instructions with respect to a particular matter, such shareholder's shares will be voted as recommended by our Board of Directors with respect to such matter. A shareholder who votes by telephone and a shareholder with shares registered in his or her own name who votes via the Internet must vote with respect to each matter to be presented at the meeting in order for his or her votes to be recognized with respect to any matter.

         Shareholders of record of our Class A common shares, par value $.00457 per share, at the close of business on April 26, 2000 are entitled to one vote for each share then held. Shareholders of record of our Class B common shares, par value $.00457 per share, which we refer to together with our Class A common shares as our Common Shares, at the close of business on April 26, 2000 are entitled to 10 votes for each share then held. Holders of shares of Class A common shares and holders of Class B common shares vote together as a single class. On April 26, 2000, there were issued and outstanding 31,438,603 Class A common shares and 24,267,283 Class B common shares.

         Shareholders vote at the meeting by casting ballots (in person or by proxy) which are tabulated by a person who is appointed by our Board of Directors before the meeting to serve as inspector of election at the meeting and who has executed and verified an oath of office. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the total number of votes entitled to be cast on each matter to be voted upon at the meeting constitutes a quorum as to each such matter. Abstentions and broker "non-votes" are included in the determination of the number of shares present at the meeting for quorum purposes, but abstentions and broker "non-votes" are not counted in the tabulations of the votes cast on proposals presented to shareholders. Broker "non-votes" are not counted in the tabulations of the votes cast on proposals presented to the shareholders because shares held by a broker are not considered to be entitled to vote on matters as to which brokers lack (or elect not to exercise) discretionary power. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner or has discretionary power but elects not to exercise it.

         Our Board of Directors does not intend to present and knows of no other person who intends to present at the meeting any matter or business other than those set forth in the accompanying Notice of Annual General Meeting of Shareholders.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information as of April 26, 2000 with respect to the beneficial ownership of our Common Shares and also sets forth certain information with respect to voting power as of such date by each of our directors and nominees for director, by our chief executive officer, by each of our four other most highly compensated executive officers for the fiscal year ended December 31, 1999, and by all directors, nominees for director and current executive officers as a group and by each shareholder known by us to beneficially own more than 5% of any class of our outstanding voting securities. Each of the shareholders identified in the table has sole voting and investment power over the shares beneficially owned by such person, except as otherwise noted in the footnotes to the table.

                                                                    Beneficial Ownership
                                                 -----------------------------------------------------         Overall Voting
                                                                                                                 Power and
                                                                                                                Ownership of
                                                      Class A Common                                            Common Stock
                                                         Shares(1)            Class B Common Shares     ----------------------------
                                                 -----------------------   ---------------------------
                                                                                                        % of Voting
                                                    Number       Percent       Number          Percent    Power(2)     % Ownership
                                                 -------------   -------   -----------------   -------  -----------   --------------
Ronald S. Lauder (3) ........................        8,549(4)          *   15,941,427(5)(6)       64.5      57.2               28.4
Itzhak Fisher (7) ...........................      179,908(8)          *    3,132,642(9)          12.9      11.5                5.9
Leonard A. Lauder (3) .......................        4,405(10)         *    5,733,176(6)(11)      23.6      20.9               10.3
RSL Investments Corporation (3) .............           --            --    9,496,295             39.1      34.6               17.0
EL/RSLG Media, Inc. (3) .....................           --            --    1,814,579(6)           7.5       6.6                3.3
Jacob Z. Schuster (3) .......................       43,242(12)         *    1,646,559(12)          6.8       6.0                3.0
Gustavo A. Cisneros (13) ....................    2,445,519(14)       7.8           --               --         *                4.4
Coral Gate Investments Ltd. (13) ............    2,441,114(15)       7.8           --               --         *                4.4
Donald R. Shassian(7) .......................      117,999(16)         *           --               --         *                  *
David A. Hardwick ...........................       35,281(17)         *           --               --         *                  *
Nir Tarlovsky (7) ...........................      863,199(18)       2.7           --               --         *                1.5
Nesim N. Bildirici (7) ......................      510,283(19)       1.6       87,958                *         *                1.1
Eugene A. Sekulow ...........................       49,205(20)         *           --               --         *                  *
Fred H. Langhammer (3) ......................       31,631(21)         *           --               --         *                  *
Nicolas G. Trollope .........................        1,000(22)         *           --               --         *                  *
All directors and executive officers
as a group (18 persons) .....................    4,533,023(23)      12.5   24,727,183(24)        100.0      88.3               49.8
Metro Holding AG (25) .......................    3,214,284          10.2           --               --       1.2                5.8
Essex Investment Management
         Company(26) ........................    1,792,045           5.7           --               --         *                3.2
Putnam Investments (27) .....................    2,768,550           8.8           --               --       1.0                5.0

---------------------------------------
       * Less than 1%.

(1) Except as otherwise noted in a footnote to this table, the foregoing does not include (a) 24,267,283 Class A common shares issuable upon the conversion of outstanding Class B common shares, (b) 459,900 Class A common shares issuable upon the conversion of 459,900 Class B common shares issuable pursuant to a warrant issued to Ronald S. Lauder, which warrant became exercisable on October 3, 1997 at an exercise price of $.00457 per share and expires on October 3, 2007, (c) grants of equity interests in subsidiaries, which upon exercise generally gives the recipient the right to receive cash or to acquire Class A common shares, at our discretion and (d) Class A common shares issuable upon conversion of 2,300,000 Series A preferred shares. Class B common shares are convertible at any time into Class A common shares for no additional consideration on a share-for-share basis. Series A preferred shares are convertible at any time by the holders at an initial conversion price of $22.14 per share ($50 liquidation preference per share).
(2) Represents the percentage of total voting power and the total percentage ownership of Class A common shares and Class B common shares combined beneficially owned as of April 26, 2000 by each identified shareholder and all directors and executive officers as a group.
(3)      The business address is 767 Fifth Avenue, New York, New York 10153.
(4) Includes 6,213 Class A common shares issuable to Ronald S. Lauder upon the exercise of an equal number of currently exercisable options, granted to Mr. Lauder under our 1997 Directors' Compensation Plan.
(5) Consists of (a) 9,496,295 Class B common shares owned by RSL Investments Corporation, a corporation wholly owned by Ronald S. Lauder, (b) 1,814,579 Class B common shares owned by EL/RSLG Media (see note 6), (c) 907,290 Class B common shares owned by RAJ Family Partners, of which Mr. Lauder is a limited partner and a shareholder of the general partner, (d) 3,263,363 Class B common shares owned directly by Mr. Lauder, and (e) 459,900 Class B common shares issuable upon the exercise of a warrant issued to Mr. Lauder.
(6) The 1995 Estee Lauder RSL Trust, of which Ronald S. Lauder is a trustee and the beneficiary, and the 1995 Estee Lauder LAL Trust, of which Leonard A. Lauder is a trustee and the beneficiary, each own 50% of EL/RSLG Media's outstanding common stock. Therefore, Ronald S. Lauder and Leonard A. Lauder may each be deemed to beneficially own all of the Class B common shares owned by EL/RSLG Media. Ronald S. Lauder and Leonard A. Lauder each disclaim beneficial ownership of some of these shares. However, these shares are only included once in the computation of shares beneficially owned by directors and executive officers as a group.
(7) The business address is 810 Seventh Avenue, 39th Floor, New York, New York 10019.
(8) Consists of (a) 177,839 Class A common shares and (b) 33,333 Class A common shares issuable upon the exercise of an equal number of currently exercisable options granted to Mr. Fisher under our 1997 Stock Incentive Plan.
(9) Represents shares owned by Fisher Investment Partners, of which Itzhak Fisher is the sole general partner and the Fisher 1997 Family Trust is the sole limited partner. Mr. Fisher disclaims beneficial ownership of these shares.
(10) Includes 2,069 Class A common shares issuable upon the exercise of an equal number of currently exercisable options, granted to Leonard A. Lauder under our 1997 Directors' Compensation Plan.
(11) Consists of (a) 2,658,056 Class B common shares owned directly by Leonard A. Lauder, (b) 4,866 Class B common shares owned by Mr. Lauder's wife, (c) 348,385 Class B common shares owned by LAL Family Partners, of which Mr. Lauder is a general partner, (d) 1,814,579 Class B common shares owned by EL/RSLG Media (see note 6), and (e) 907,290 Class B common shares owned by LWG Family Partners, a partnership whose managing partner is a corporation which is one-third owned by Mr. Lauder. Mr. Lauder disclaims beneficial ownership of all of the Class B common shares owned by his wife and some of the shares owned by LWG Family Partners.
(12) The Class A common shares consist of (i) 42,845 Class A common shares owned by Schuster Family Partners, of which Jacob Z. Schuster is the sole general partner and the limited partners are some of his children and (ii) 397 Class A common shares issuable upon the exercise of an equal number of currently exercisable options, granted to Mr. Schuster under our 1997 Directors' Compensation Plan. The Class B common shares represent shares owned by Schuster Family Partners. Mr. Schuster disclaims beneficial ownership of the shares owned by Schuster Family Partners.
(13) The business address of each of Gustavo A. Cisneros and Coral Gate Investments is c/o Highgate Properties, 36 East 61st Street, New York, New York 10021.
(14) Consists of (a) 2,069 Class A common shares issuable upon the exercise of an equal number of currently exercisable options, granted to Gustavo
         A. Cisneros under our 1997 Directors' Compensation Plan, (b) 2,336 Class A common shares issued to Mr. Cisneros under our 1997 Directors' Compensation Plan and (c) 2,441,114 Class A common shares owned by Coral Gate Investments, an international business company organized under the laws of the British Virgin Islands, which is indirectly beneficially owned by Mr. Cisneros and his brother, Ricardo Cisneros.
(15) Represents shares indirectly beneficially owned by Gustavo A. Cisneros and his brother, Ricardo Cisneros. Mr. G. Cisneros disclaims beneficial ownership of some of these shares.
(16) Consists of (a) 18,000 Class A common shares and (b) 99,999 Class A common shares issuable upon the exercise of an equal number of currently exercisable options granted to Mr. Shassian under our 1997 Stock Incentive Plan.
(17) Consists of (a) 28,281 Class A common shares and (b) 7,000 Class A common shares issuable upon the exercise of an equal number of currently exercisable options granted to Mr. Hardwick under our 1997 Stock Incentive Plan.
(18) Consists of (a) 718,915 Class A common shares owned by Tarlovsky Investment Partners, of which Nir Tarlovsky is the sole general partner and the Tarlovsky 1997 Family Trust is the sole limited partner and (b) 144,284 Class A common shares issuable upon the exercise of an equal number of currently exercisable options granted to Mr. Tarlovsky under our 1997 Stock Incentive Plan.
(19) Consists of (a) 365,999 Class A common shares and (b) 144,284 Class A common shares issuable upon the exercise of an equal number of currently exercisable options granted to Mr. Bildirici under our 1997 Stock Incentive Plan.
(20) Consists of (a) 2,069 Class A common shares issuable upon the exercise of an equal number of currently exercisable options, granted to Eugene Sekulow under our 1997 Directors' Compensation Plan, (b) 2,336 Class A common shares issued to Mr. Sekulow under our 1997 Directors' Compensation Plan, (c) 43,800 Class A common shares issuable upon the exercise of an equal number of currently exercisable options granted to Mr. Sekulow under our 1995 Stock Option Plan and (d) 1,000 Class A common shares held directly by Mr. Sekulow.
(21) Consists of (a) 2,069 Class A common shares issuable upon the exercise of an equal number of currently exercisable options, granted to Fred Langhammer under our 1997 Directors' Compensation Plan, (b) 2,336 Class A common shares issued to Mr. Langhammer under our 1997 Directors' Compensation Plan and (c) 27,226 Class A common shares owned directly by Mr. Langhammer.
(22) Represents shares owned by The Proverbs Trust, a Bermuda trust, of which Mr. Trollope and his wife are the trustees and beneficiaries.
(23) Includes 539,931 Class A common shares issuable upon the exercise of an equal number of currently exercisable options granted to directors and executive officers as a group.
(24) Includes Class B common shares issuable upon the exercise of a warrant issued to Ronald S. Lauder.
(25) Information as to the shares owned by Ligapart AG, a wholly owned subsidiary of Metro Holding AG, is as of July 22, 1998, and is taken from a Schedule 13G filed with the SEC on July 28, 1998. The address of Metro Holding AG is Neuhofstrasse 4, CH-6340 Baar, Switzerland.
(26) Information as to the shares owned by Essex Investment Management Company, an investment adviser registered under the Investment Advisers Act, is as of December 31, 1998, and is taken from a Schedule 13G/A filed with the SEC on January 8, 1999. The address of Essex Investment Management Company is 125 High Street, Boston, Massachusetts 02110.
(27) Putnam Investments, which is a wholly owned subsidiary of Marsh & McLennan Companies, wholly owns two registered investment advisers:
         Putnam Investment Management, which is the investment adviser to the Putnam family of mutual funds and The Putnam Advisory Company, which is the investment adviser to Putnam's institutional clients. Both subsidiaries have dispository power over the Class A common shares as investment managers, but each of the mutual fund's trustees have voting power over the shares held by each fund, and The Putnam Advisory Company has shared voting power over the shares held by the institutional clients. Pursuant to Rule 13d-4 of the Securities Exchange Act, Marsh & McLennan Companies and Putnam Investments have disclaimed beneficial ownership of these shares. Information as to the shares owned by Putnam Investments and its affiliates, is as of July 31, 1999, and is taken from a Schedule 13G/A filed with the SEC on November 12, 1999. The address of Putnam Investments is One Post Office Square, Boston, Massachusetts 02109.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own greater than 10% of a registered class of the Company's equity securities to file certain reports (which we refer to as "Section 16 Reports") with the SEC with respect to ownership and changes in ownership of the Common Shares and other of our equity securities. Based solely on our review of the Section 16 Reports furnished to us and written representations from certain reporting persons, we believe that, during the fiscal year ended December 31, 1999, all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 applicable to our officers, directors and greater-than-10% beneficial owners were complied with on a timely basis except that Mr. Ronald S. Lauder, our chairman, and Mr. Gustavo Cisneros, one of our directors, each filed late one Form 4 Statement of Changes in Beneficial Ownership of Securities covering one transaction. In addition, Mr. Jeremy Owen and Mr. Michael Day, each an executive officer of our company, filed late their Form 3 Initial Statement of Beneficial Ownership of Securities.


                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

         At the meeting, eight directors will be elected to our Board of Directors to serve until our next annual general meeting of shareholders.

Vote Required; Recommendation

         The election of directors requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the meeting, provided that a quorum is present in person or by proxy. If a shareholder holding shares registered in the name of a brokerage firm or bank votes via the Internet or if any shareholder signs a proxy card but, in either case, does not give voting instructions with respect to a particular matter, such shareholder's shares will be voted FOR the election of persons listed below. A shareholder who votes by telephone and a shareholder with shares registered in his or her own name who votes via the Internet must vote with respect to each matter to be presented at the Meeting in order for his or her votes to be recognized with respect to any matter.

         At this time, our Board of Directors knows of no reason why any nominee might be unable to serve. All nominees are currently directors. There is no arrangement or understanding between any director and any other person pursuant to which such person was selected as a director except that we are obligated under Mr. Fisher's employment agreement to use our best efforts to ensure that Mr. Fisher continues to serve as a director. For additional information relating to Mr. Fisher's employment agreement with us, see the discussion on under the heading "Employment Contracts, Termination of Employment and Change-in-Control Arrangements" in this Proxy Statement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE ELECTION OF THE EIGHT NOMINEES TO THE BOARD OF DIRECTORS.



                                                                                                 YEAR
                                                                                               BECAME A
NAME OF NOMINEE                           POSITION(S)                           AGE            DIRECTOR
---------------                           -----------                           ---            --------

Ronald S. Lauder          Director and non-executive Chairman of the Board       56              1994
Itzhak Fisher             Director, President and Chief Executive Officer        44              1994
Jacob Z. Schuster         Director                                               51              1994
Gustavo A. Cisneros       Director                                               54              1997
Fred H. Langhammer        Director                                               56              1997
Leonard A. Lauder         Director                                               67              1997
Eugene A. Sekulow         Director                                               68              1995
Nicolas G. Trollope       Director                                               52              1996

         Set forth below is certain information with respect to the nominees to the Board of Directors.

         Ronald S. Lauder, our co-founder, has served as non-executive chairman of our board of directors since 1994 and is our principal and controlling shareholder. He is also a founder and has served as the non-executive chairman of the board of directors of Central European Media Enterprises, the leading commercial television company in Central and Eastern Europe since 1994. Mr. Lauder is a principal shareholder of The Estee Lauder Companies and has served as chairman of Estee Lauder International and Chairman of Clinique Laboratories since returning to the private sector from government service in 1987. From 1983 to 1986, Mr. Lauder served as Deputy Assistant Secretary of Defense for European and NATO affairs. From 1986 to 1987, Mr. Lauder served as U.S. Ambassador to Austria. Mr. Lauder is a director of The Estee Lauder Companies. He is chairman of the board of trustees of the Museum of Modern Art, chairman of the Council of Presidents of American Jewish Organizations, chairman of the International Public Committee of the World Jewish Restitution Organization, president of the Jewish National Fund, Treasurer of the World Jewish Congress, a member of the board of governors of the Joseph H. Lauder Institute of Management and International Studies at the University of Pennsylvania and a member of the Visiting Committee of the Wharton School at the University of Pennsylvania.

         Itzhak Fisher, our co-founder, has been a director on our board of directors, and our president and chief executive officer since inception in 1994. Mr. Fisher also serves as a director of deltathree.com. From 1992 to 1994, Mr. Fisher served as general manager of Clalcom, the telecommunications subsidiary of Clal (Israel), Ltd., Israel's largest investment corporation. Prior to joining Clalcom, from 1990 to 1992, Mr. Fisher served as the special consultant to the president of BEZEQ, the Israel Telecommunication Corp., Israel's national telecommunications company. Mr. Fisher previously was a consultant to Mobil Oil Corporation, in the telecommunications field. In addition, Mr. Fisher co-founded Medic Media, a company engaged in the business of renting telephone and television systems in hospitals throughout Israel, and was a director and its president and chief executive officer.

         Gustavo A. Cisneros has been a member of our board of directors since March 1997. For more than the past five years, Mr. Cisneros, together with other members of his family or trusts established for their benefit, has owned direct or indirect beneficial interests in companies that own or are engaged in a number of diverse commercial enterprises, principally in Venezuela, the U.S., Brazil, Chile and Mexico. Mr. Cisneros has also been the chairman of the board of directors of Pueblo Xtra International, a holding company which owns all of the common stock of Pueblo International, a company engaged in the business of operating supermarkets and video rental outlets, since June 1993. Mr. Cisneros has been a member of the board of directors of each of Univision Communications Inc., a Spanish-language television broadcasting company, since May 1994, and Spalding Holdings Corporation, a global manufacturer and marketer of branded consumer products serving the sporting goods markets, since 1984. Mr. Cisneros also has been a member of the board of directors of Panamerican Beverages Company, which bottles soft drink products for The Coca-Cola Company in diverse markets in Latin America, including a substantial part of central Mexico, greater Sao Paulo, Campinas and Santos in Brazil, most of Costa Rica and most of Colombia, since 1996. In addition, Mr. Cisneros serves as a director of America On-Line Latin America, Inc., a subsidiary of America On-Line, Inc.

         Fred H. Langhammer, a member of our board of directors since September 1997, has been chief executive officer of The Estee Lauder Companies since January 2000, president of The Estee Lauder Companies since 1995, and a director of The Estee Lauder Companies since January 1996, and was its chief operating officer from 1985 until December 1999 and its executive vice president from 1985 until 1995. Mr. Langhammer joined The Estee Lauder Companies in 1975 as president of its operations in Japan. In 1982, he was appointed managing director of The Estee Lauder Companies' operations in Germany. Prior to joining The Estee Lauder Companies, Mr. Langhammer was general manager of Dodwell (Japan), a global trading company. He is a member of the board of directors of Nabisco Group Holdings Corporation, the Cosmetics, Toiletries and Fragrance Association, an industry group, and the American Institute for Contemporary German Studies at Johns Hopkins University. He is also a Senior Fellow of the Foreign Policy Association.

         Leonard A. Lauder has been a member of our board of directors since March 1997. Mr. Lauder is a principal shareholder and has served, since 1958, as a director, and since 1995, as chairman of the board of directors, of The Estee Lauder Companies and was its president from 1972 until 1995. He served as chief executive officer of The Estee Lauder Companies from 1982 to December 1999. Mr. Lauder formally joined The Estee Lauder Companies in 1958 after serving as an officer in the U.S. Navy. He is chairman of the board of trustees of the Whitney Museum of American Art, a charter trustee of the University of Pennsylvania and a trustee of The Aspen Institute. He also served as a member of the White House Advisory Committee on Trade Policy and Negotiations under President Reagan.

         Jacob Z. Schuster has been a director on our board of directors since 1994. Mr. Schuster has been president and treasurer of RSL Management Corporation since November 1995 and executive vice president of RSL Investments Corporation since March 1994. Mr. Schuster also serves as a director of deltathree.com. Mr. Schuster had served as our executive vice president and assistant secretary from 1994 to December 1999, our treasurer from 1994 through 1998 and our chief financial officer from February 1997 until December 1998. From 1986 to 1992, Mr. Schuster was a general partner and the treasurer of Goldman Sachs. Mr. Schuster joined Goldman Sachs in 1980, was made a general partner in 1986 and served as treasurer of the firm from 1985 until his retirement in 1992. In 1993, Mr. Schuster served as a consultant to Goldman Sachs.

         Eugene A. Sekulow has been a member of our board of directors since September 1995. Until his retirement in December 1993, Mr. Sekulow served as executive vice president--international of NYNEX, having served as president of NYNEX International from 1985 to 1993. Prior to joining NYNEX International, Mr. Sekulow had served as president of RCA International since 1973. Mr. Sekulow has been a member of the board of directors of USN Communications, a competitive local exchange carrier, since 1995. Mr. Sekulow is also chairman of the German American Chamber of Commerce, a member of the Council on Foreign Relations, and an adjunct professor at Columbia University Graduate School of Business. Mr. Sekulow previously served as a member of the U.S. State Department Advisory Committee on International Communications and Information Policy and on the State Department Task Force on Telecommunications in Eastern Europe. Mr. Sekulow is also a trustee of the American Institute for Contemporary German Studies at Johns Hopkins University.

         Nicolas G. Trollope, a member of our board of directors since July 1996, has been a partner with the law firm of Conyers, Dill & Pearman, Hamilton, Bermuda, since 1991. Mr. Trollope has been with Conyers, Dill & Pearman since 1975. Mr. Trollope has served as a director of Central European Media Enterprises since June 1994 and also serves as its vice president and secretary. Mr. Trollope has served as secretary and a director of Delphi International, which provides insurance services through a wholly-owned subsidiary, since September 1997.

         Other than Ronald S. Lauder and Leonard A. Lauder, who are brothers, no family relationship exists between any of our directors or executive officers.

         With the exception of Mr. Fisher, our president and chief executive officer, whose information is set forth above, set forth below is certain information with respect to our executive officers and certain other officers as of April 1, 2000.

         Donald R. Shassian, 44, has served as our chief operating officer since August 1999 and as executive vice president, chief financial officer and treasurer since January 1999. Mr. Shassian also serves as a director of deltathree.com. From 1993 through 1998, Mr. Shassian served as senior vice president and chief financial officer of Southern New England Telecommunications with management responsibility for all of the financial, information technology and corporate development activities of that company. From 1988 through 1993, Mr. Shassian served as a partner at Arthur Andersen LLP, providing audit and business advisory services to a variety of companies in the telecommunications industry. In 1992, Mr. Shassian was named the partner-in-charge of Arthur Andersen LLP's telecommunications industry practice group for North America. From 1977 through 1988, Mr. Shassian served in various other capacities at Arthur Andersen LLP, providing audit and other business advisory services primarily to companies in the telecommunications industry.

         Nir Tarlovsky, 33, has been our vice president of business development since April 1995 and served as a member of our board of directors from April 1995 until March 1997. Mr. Tarlovsky serves as a director of deltathree.com and on the supervisory board of Telegate. From 1992 to March 1995, Mr. Tarlovsky served as senior economist of Clalcom, where he was responsible for oversight of the operations and budgets of 150 of Clalcom's subsidiaries. While at Clalcom, he was also responsible for the development of new international telecommunications ventures. Before 1992, Mr. Tarlovsky served as an officer in the Israeli army, where he was responsible for management and financial oversight of international research and development projects.

         Nesim N. Bildirici, 33, has been our vice president of mergers and acquisitions since 1995 and served as a member of our board of directors from April 1995 until March 1997. From August 15, 1993 to December 31, 1996, Mr. Bildirici was employed by both us and R.S. Lauder, Gaspar & Co. Mr. Bildirici was a managing director of R. S. Lauder, Gaspar & Co. from 1996 until recently. Mr. Bildirici was an investment banker at Morgan Stanley from 1989 to 1991 prior to joining R.S. Lauder, Gaspar & Co. From 1991 to 1993, Mr. Bildirici was a student at the Harvard Business School, where he received his MBA.

         Karen van de Vrande, 49, has been our vice president of marketing since March 1996. From March 1993 to February 1996, Ms. van de Vrande served as managing director of AT&T's Consumer Communications Services for Europe, the Middle East and Africa. From 1990 to 1993, Ms. van de Vrande served as managing director of AT&T's Israeli operations. She served in various marketing and sales capacities at AT&T from 1981 to 1990.

         Avery S. Fischer, 33, has served as our vice president of legal affairs and general counsel since January 1999, our assistant secretary since December 1999 and our legal counsel since January 1997. Mr. Fischer also serves as a director of deltathree.com. From 1994 to 1997, Mr. Fischer was an associate with the law firm of Rosenman & Colin LLP, New York, New York with a practice concentrating in mergers and acquisitions, securities and general corporate counseling. From 1993 to 1994, Mr. Fischer was an associate with the law firm of Shea & Gould, New York, New York with a practice concentrating in commercial and securities litigation.

         David H. Hardwick, 53, has served as our vice president, global network services since August 1999. Prior to that time, Mr. Hardwick served as the chief operating officer for RSL COM Europe since 1997, where he was responsible for development of business in all of the European countries in which we operate, providing centralized management information and billing services, and for engineering and operations support services. Prior to joining our company in 1997, Mr. Hardwick was managing director of WorldCom in the UK. Prior thereto, Mr. Hardwick spent 10 years with British Telecom as a general manager in a variety of roles, including digital network development and deployment, development of British Telecom's systems integration business and management of corporate sales.

         Jeremy E. Owen, 47, has served as our vice president, products and services, since August 1999 and prior thereto, as our European vice president and business development director in RSL COM Europe, with responsibility for business planning, marketing, regulation and new country start-ups across the region. Mr. Owen was a founding director of RSL COM Europe, joining the board in August 1995. From April 1995 to July 1995, Mr. Owen was a consultant in strategic marketing to major multinational corporations. Prior thereto, Mr. Owen held various positions with British Telecom from 1974 to March 1995. He joined the British Telecom senior management group in 1987 as director of satellite projects for Asia Pacific, and became director of the South Asia region in 1988. Prior to that he had various responsibilities in British Telecom including international bid management teams, the international British Telecom brand, marketing to top customer groups, the national specialist product sales forces, and data and computer systems engineering.

         Michael J. Day, 36, has served as our chief information officer since November 1999 and as director of billing and management information systems for our European operations since October 1997. From 1995 to 1997 Mr. Day served as director of billing and information systems of COLT Telecommunications in Europe. From 1993 to 1995 Mr. Day served as director of information technology for Syntegra, the systems integration company of British Telecom. From 1986 through 1993 Mr. Day served in various capacities at NFC Plc, a major global transport and distribution company.

         Joel Beckoff, 44, has served as our vice president--controller since April 1999. From 1987 to the time he joined us, Mr. Beckoff served in several positions of increasing responsibilities at GTE Corporation. Most recently, Mr. Beckoff was assistant vice president--finance for GTE's international operations primarily responsible for financial planning, reporting and analysis. Prior thereto, Mr. Beckoff had been director responsible for all consolidated internal and external financial reporting for GTE. Prior to joining GTE, from 1977 to 1987, Mr. Beckoff was a senior manager with KPMG Peat Marwick providing audit and related services to a variety of clients, primarily in the financial services industry.

         Michael Ashford, 53, has served as our secretary since May 1998, and since 1989 has been a manager of Codan Services Limited, Hamilton, Bermuda, a corporate service company associated with the law firm of Conyers, Dill & Pearman, Hamilton, Bermuda, our Bermuda counsel.

Number of Directors

         Our Board of Directors believes that it is in our best interests and the best interests of our shareholders that we have independent directors with outstanding achievement in their personal careers, broad business experience and skills, an understanding of our business environment and an ability to make independent analytical inquiries and who can provide us with the benefit of their insights and devote adequate time to Board of Directors' duties. To this end, in September 1997, our shareholders approved and adopted a proposal to increase the maximum number of directors to 11. Our Board of Directors intends to continue to seek out additional candidates for appointment to the Board of Directors and, when appropriate, to fill the three vacancies that presently exist on the Board of Directors. At this meeting, the proxies cannot be voted for a greater number of persons than the number of nominees set forth above.

Committees and Meetings of the Board of Directors

         During the fiscal year ended December 31, 1999, the Board of Directors met, or acted by unanimous written consent, on seven occasions. Each member of the Board of Directors attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees of the Board of Directors on which they serve. The compensation of directors is described under the heading "Compensation of Directors" in this Proxy Statement.

         The Board of Directors has an Executive Committee, a Compensation Committee and an Audit Committee. We do not have a standing nominating committee.

Executive Committee

         The Executive Committee is currently composed of Ronald S. Lauder, Itzhak Fisher, Jacob Z. Schuster, Fred H. Langhammer and Eugene A. Sekulow. All of the current members served on the Executive Committee during 1999. Mr. Langhammer has served on the Executive Committee since March 1999. A majority of the members of the Executive Committee must approve any action taken by the Executive Committee. During the period between meetings of the Board of Directors, the Executive Committee has all powers and authority of the Board of Directors to manage the Company's business, except that the Executive Committee, acting alone, cannot

         o        amend our corporate governing documents;
         o adopt an agreement of merger or consolidation or approve the sale, lease or exchange of all or substantially all of our property and assets; or
         o        approve or recommend dissolution to our shareholders.

The Executive Committee met, or acted by unanimous written consent, eight times in 1999.

Compensation Committee

         The Compensation Committee is currently composed of Ronald S. Lauder, Gustavo A. Cisneros and Eugene A. Sekulow. The Compensation Committee determines executive compensation policies and guidelines and for administering our stock option and compensation plans. The Compensation Committee met, or acted by unanimous written consent, four times in 1999. For more information regarding the Compensation Committee, see the section entitled "Compensation Committee Interlocks and Insider Participation" in this Proxy Statement.

Audit Committee

         The Audit Committee is currently composed of Jacob Z. Schuster, Eugene
A. Sekulow and Fred H. Langhammer. During a portion of 1999, Mr. Ronald S. Lauder served as a member of the Audit Committee. The Audit Committee is responsible for:

         o recommending independent accountants to audit our financial statements;
         o discussing the scope and results of the audit with the independent accountants;
         o reviewing the functions of management and independent accountants pertaining to our financial statements; and
         o performing such other related duties and functions as are deemed appropriate by the Audit Committee and our Board of Directors.

Pursuant to revised rules of the SEC, the Board of Directors intends to review its Audit Committee Charter in 2000 and intends to comply with the requirements of the new rules. The Audit Committee met four times in 1999.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table summarizes all plan and non-plan compensation awarded to, earned by or paid to our Chief Executive Officer and four other most highly compensated executive officers for services rendered in all capacities to us in the last three fiscal years (together we refer to these individuals as the "Named Executive Officers"). For additional information relating to compensation of certain of the Named Executive Officers, see the heading "--Employment Contracts, Termination of Employment and Change-in-Control Arrangements."

                                                                                                             Long-Term
                                                                                                        Compensation Awards
                                                                                                        -------------------
                                                                         Annual                                         Number of
                                                                      Compensation                                      Securities
                                                                      ------------                 Restricted Stock     Underlying
                                                                                                        Awards         Options/SARs
                                                                                                        ------         ------------
Name and Principal Position                             Year              Salary      Bonus(1)
---------------------------                             ----              ------      --------


Itzhak Fisher                                           1999             $450,000(2)  $506,250               --           100,000(3)
President and Chief Executive Officer                   1998              400,000      650,000               --                --
                                                        1997              400,000      650,000               --           432,856

Donald R. Shassian                                      1999             $325,000     $271,875               --           300,000(3)
Chief Operating Officer, Chief Financial                1998                N/A           N/A                --             N/A
Officer, Executive Vice President and                   1997                N/A           N/A                --             N/A
Treasurer


Nesim N. Bildirici                                      1999             $250,000     $193,125               --                --
Vice President of Mergers and Acquisitions              1998              250,000      250,000               --           216,428
                                                        1997              185,000      300,000               --                --

Nir Tarlovsky                                           1999             $250,000     $193,125               --                --(3)
Vice President of Business Development                  1998              250,000      300,000               --           216,428
                                                        1997              187,500       75,000               --                --


David H. Hardwick                                       1999             $214,800     $125,832       $1,282,500(4)         90,000
Vice President of Global Network Services               1998              194,200       89,600               --                --
                                                        1997               64,750(5)    11,500(5)            --                (6)

----------
(1) Annual bonuses received are reported in the year earned and paid in the first quarter of the following year upon receipt of the audit results from the prior year.
(2) Mr. Fisher deferred $50,000 of his salary during 1999, which was paid in January 2000.
(3) In addition, each of these individuals was granted options to purchase 24,848 shares of Class A common stock of deltathree.com, Inc., our subsidiary, for services as a director of deltathree.com.
(4) Under our employment agreement with Mr. Hardwick, Mr. Hardwick agreed to waive all of his rights under the second stock unit award referenced in footnote 6 below, in exchange for the grant of 90,000 shares of our restricted Class A common shares which will vest in their entirety on September 1, 2000. The closing price of our Class A common shares on August 10, 1999, the date of grant, was $14.25 per share. On December 31, 1999, based on a closing price of our Class A common shares of $17.125, the value of such restricted shares was $1,541,250.
(5) Reflects payments made to Mr. Hardwick from the time he joined our company in August 1997.
(6) In September 1997, Mr. Hardwick was granted two stock unit awards to purchase Class A common shares. Under the first stock unit award, Mr. Hardwick is entitled to receive 3,842.86 restricted units at an initial value of $.15 per unit. Each unit under the first unit award represents the right to receive a number of Class A common shares having, at the time of redemption, a fair market value of RSL COM Europe Ltd., our subsidiary, equal to the difference between the initial value per unit and the then per unit value. The first stock unit award vests and is exercisable in equal installments on each of September 1, 1998, 1999 and 2000. Under the second stock unit award, Mr. Hardwick is entitled to receive 5,764.29 restricted units at an initial value based on the invested capital in RSL COM Europe. Each unit under the second unit award represents the right to receive a number of Class A common shares having, at the time of redemption, a fair market value equal to the difference between the initial value per unit and the then per unit value. The second unit award would have vested and become exercisable on September 1, 2000, however, as discussed in footnote 4 above, all rights under the second stock unit award have been waived by Mr. Hardwick.

         No other annual compensation, restricted stock awards, stock appreciation rights or long-term incentive plan payouts or other compensation were awarded to, earned by or paid to the Named Executive Officers during any of our last three fiscal years.

Option Grants In Last Fiscal Year

         The following table sets forth information with respect to grants of stock options to purchase Class A common shares to the Named Executive Officers during the fiscal year ended December 31, 1999. No SARs were granted by us to the Named Executive Officers in 1999.

Name                             Number of       % of Total    Exercise or     Expiration          Potential Realizable Value at
----                             Securities     Options/SARs   Base Price         Date             Assumed Annual Rates of Stock
                                 Underlying      Granted to     Per Share      ----------        Price Appreciation for Option Term
                                Options/SARs    Employees in   -----------                      0%             5%           10%
                                  Granted      Fiscal Year(1)                                   --             --           ---
                                  -------      --------------

Itzhak Fisher(3)..............   100,000(2)         2.94%        $24.26          6/22/06        $0          $871,892     $2,141,306
Donald R. Shassian(3).........   250,000(4)         7.34%        $28.125         1/03/06        $0          $3,126,256   $7,036,052
                                 50,000(2)          1.47%        $24.26          6/22/06        $0          $435,946     $1,070,653
Nir Tarlovsky(3)..............   --                 --           N/A             N/A            N/A         N/A          N/A
Nesim N. Bildirici............   --                 --           N/A             N/A            N/A         N/A          N/A
David Hardwick................   15,000(2)          .44%         $24.26          6/22/06        $0          $130,784     $321,196
                                 75,000(5)          2.20%        $19.316         8/10/06        $0          $61,734      $643,126

(1) Reflects the percentage of total stock options granted to employees in 1999 only and excludes stock appreciation rights included in some of the restricted units and incentive units granted to persons other than the Named Executive Officers under our 1997 Stock Incentive Plan.
(2) Class A common shares issuable upon the exercise of an option granted under our 1997 Stock Incentive Plan. The option is exercisable in three equal installments on June 22, 2000, June 22, 2001 and June 22, 2002.
(3) Each of such persons was also granted options to purchase 24,848 shares of Class A common stock of deltathree.com, our subsidiary, for services as a director of deltathree.com.
(4) Class A common shares issuable upon the exercise of an option granted under our 1997 Stock Incentive Plan. The option is exercisable in three equal installments on January 3, 2000, January 3, 2001 and January 3, 2002.
(5) Class A common shares issuable upon the exercise of an option granted under our 1997 Stock Incentive Plan. The option is exercisable in three equal installments on August 10, 2000, August 10, 2001 and August 10, 2002.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

         The following table contains information about the exercise of stock options during 1999 by the Named Executive Officers. The table also shows the value at December 31, 1999 of unexercised stock options held by the Named Executive Officers.


                                                                                        Number of Securities   Value of Unexercised
                                                                                            Underlying             In-the-Money
                                                                                        Unexercised Options         Options at
                                                                                                at                   FY-End(2)
                                                Number of Shares             Value      FY-End Exercisable/         Exercisable/
                Name                         Acquired on Exercise         Realized(1)      Unexercisable           Unexercisable
                ----                         --------------------         -----------      -------------           -------------

Itzhak Fisher(3)......................                0                           $0            0/532,856               $0/$0
Donald R. Shassian(3)...............                  0                           $0            0/300,000               $0/$0
Nir Tarlovsky(3).....................                 0                           $0       72,158/144,270               $0/$0
Nesim N. Bildirici...................                 0                           $0       72,158/144,270               $0/$0
David Hardwick.....................                29,456(4)                $740,825            0/90,000                $0/(5)


(1) Represents the difference between the closing price of our Class A common shares on the date of exercise (as quoted on The Nasdaq Stock Market National Market System, as published in The Wall Street Journal) and the option exercise price multiplied by the number of shares underlying the options exercised.
(2) The value of unexercised in-the-money options was calculated by multiplying the number of underlying shares held by the difference between the closing price of our Class A common shares on December 31, 1999 ($17.125 per share, as quoted on The Nasdaq Stock Market National Market System, as published in The Wall Street Journal) and the option exercise price.
(3) Each of such persons was also granted options to purchase 24,848 shares of Class A common stock of deltathree.com, our subsidiary, for services as a director of deltathree.com.
(4) Represents the exercise by Mr. Hardwick of a vested portion of the first stock unit award discussed in footnote 6 of the "Summary Compensation Table."
(5) Under Mr. Hardwick's first stock unit award, based on a valuation attributed to RSL COM Europe, such award may be converted into approximately 84,500 Class A common shares, which based on the closing price of our Class A common shares of $17.125 on December 31, 1999, would have a value equal to $1,447,063.


Compensation of Directors

         We believe that the interests of our non-employee directors should be aligned with the interests of our shareholders. To this end, we encourage such directors to make investments in our Class A common shares and compensate such directors for their services to us through the grant of stock options and stock awards. We also encourage such directors to hold their shares and options as long as they are on the Board of Directors (except for transfers for estate and tax planning and personal liquidity needs).

Directors' Plan

         The purposes of the Directors' Plan are to enable us to attract, maintain and motivate the best qualified directors and to enhance a long-term mutuality of interest between the directors and our shareholders by granting them shares and options to purchase shares.

         Under the Directors' Plan, on the first business day following each annual general meeting of shareholders during the 10-year term of the Directors' Plan, each non-employee director (whom we refer to as a "Non-Employee Director"), including, Ronald S. Lauder as the non-executive Chairman of the Board of Directors, will be granted a number of options to acquire a number of Class A common shares with an aggregate fair market value on the date of grant equal to $50,000 ($150,000 in the case of the Chairman of the Board of Directors and $75,000 in the case of a Vice Chairman of the Board of Directors so long as such person does not receive compensation for services to us other than as a non-executive chairman or vice-chairman, as the case may be). Each such option will have a 10-year term. The exercise price of the options will initially equal the fair market value of the Class A common shares on the date of grant and will be increased on the first day of each calendar quarter by an amount, compounded annually, based on the yield to maturity of U.S. Treasury Securities having a maturity approximately equal to the term of such options. The options become exercisable in five equal annual installments commencing on the first anniversary of the date of grant. In addition, on the date of the annual general meeting of our shareholders occurring in each of 1998 through 2007, each Non-Employee Director will be granted a number of Class A common shares with an aggregate fair market value on the date of grant equal to $30,000. The maximum number of shares that may be issued under the Directors' Plan is 250,000. As of December 31, 1999, we had granted options to acquire an aggregate of 103,365 Class A common shares under the Directors' Plan, of which 99,956 were outstanding (and 60,604 were outstanding and exercisable).

Employment Contracts, Termination of Employment and Change-in-Control
Arrangements

         Itzhak Fisher has employment agreements with both us and RSL North America through December 31, 2002. Under these agreements, Mr. Fisher is chief executive officer and president of both companies. Under our employment agreement with Mr. Fisher, we have promised to use our best efforts to ensure that Mr. Fisher continues to serve as a member of our board of directors and our executive committee. Also, RSL North America has promised to use its best efforts to ensure that Mr. Fisher continues to serve as a member of its board of directors. Under the employment agreements, which were effective September 2, 1997:

o Mr. Fisher is entitled to receive a total base salary of $450,000, increased by at least $50,000 on each January 1, plus an additional amount based on the increase in the consumer price index in the New York metropolitan area. Mr. Fisher's aggregate base salary for 1999 was $450,000.
o Mr. Fisher's base salary must always be at least $50,000 more than the base salary of any other of our executive officers.
o Mr. Fisher is a participant in our 1997 Performance Incentive Compensation Plan, or Performance Plan.
o Mr. Fisher is eligible to receive a cash bonus of $1,500,000 if the total return to our shareholders from the date of our IPO to December 31, 2000 exceeds the return to common shareholders of peer companies. Mr. Fisher is eligible to receive an additional cash bonus of $1,000,000 if the total return to our shareholders from the date of our IPO to December 31, 2002 meets the same criteria.
o If Mr. Fisher's employment is terminated for any reason other than by us for cause or by Mr. Fisher without good reason, Mr. Fisher is entitled to a pro-rated bonus if the total return objective is achieved through the date of the termination.
o When our IPO closed, Mr. Fisher was granted an option under our 1997 Stock Incentive Plan to purchase 432,856 Class A common shares, which represented 1.0% of the then outstanding common stock on a fully-diluted basis. Forty percent of this option is exercisable on December 31, 2000, another 30% on December 31, 2001 and the remaining 30% on December 31, 2002.
o        If Mr. Fisher's employment is terminated by us without cause or Mr.
         Fisher terminates his employment for good reason, including in the event of a change in control, or by reason of his death or disability, the entire option is immediately exercisable.
o        If Mr. Fisher's employment is terminated by us without cause, or by Mr.
         Fisher for good reason, Mr. Fisher may receive benefits and his base salary, in addition to any vested benefits and previously earned but unpaid salary, for the balance of the term of the employment agreements or for at least 12 months, whichever is longer, plus an amount equal to his bonus under our Performance Plan for the prior year.
o If Mr. Fisher dies or becomes unable to perform his duties, he or his representative or estate or beneficiary will be paid, in addition to any previously earned but unpaid salary and vested benefits, 12 months' total base salary, reduced, in the case of disability, by any disability benefits he receives.
o If Mr. Fisher's employment is terminated for any other reason, he is entitled to receive any previously earned but unpaid salary and any vested benefits.
o        If Mr. Fisher's employment is terminated by us without cause or by Mr.
         Fisher for good reason or upon Mr. Fisher's death or disability or the expiration of his employment agreements, Mr. Fisher is entitled to two demand registrations of his Class A common shares in accordance with the terms of our registration rights agreement with some but not all of our shareholders, including Mr. Fisher.

         Donald Shassian has an employment agreement with us, which began on January 1, 1999 and ends on December 31, 2002. Under this agreement, Mr. Shassian served as our executive vice president and our chief financial officer during 1999. Mr. Shassian presently serves as our chief operating officer and executive vice president. Under this employment agreement:

o Mr. Shassian is entitled to receive a base salary of $325,000, increased on each January 1, beginning January 1, 2000, by an amount equal to his base salary then in effect, multiplied by the increase in the applicable cost of living index during the prior year. Mr. Shassian's base salary, as adjusted for cost of living increases, may be further increased at the option and in the discretion of our board of directors.

o        Mr. Shassian is a participant in our Performance Plan.

o Mr. Shassian was granted an option to purchase 250,000 Class A common shares under our 1997 Stock Incentive Plan. Mr. Shassian's option is exercisable in three equal installments on January 1, 2000, January 1, 2001 and January 1, 2002, at an exercise price of $28.125 per share, as long as Mr. Shassian is employed by us on each vesting date, and once any installment becomes exercisable, that installment remains exercisable until the expiration, seven years from the date of grant, except as described below.

o Mr. Shassian's option is immediately terminated upon a termination of Mr. Shassian's employment for cause.

o Mr. Shassian's option is immediately exercisable in full if his employment with us is terminated by us other than for cause, by Mr. Shassian for good reason, including in the event of a change in control, or by reason of Mr. Shassian's death or disability.

o Mr. Shassian's option, following any termination of his employment other than for cause, remains exercisable for the lesser of two years and the remaining term of his option.

o Mr. Shassian is entitled to receive additional grants of options to purchase Class A common shares to the extent approved by the compensation committee and our board of directors. These future grants will be commensurate with Mr. Shassian's position with us and with stock options awarded to other senior executives.

o        We provide Mr. Shassian with life insurance coverage of at least
         $1,000,000.

o        If Mr. Shassian's employment is terminated without cause or by Mr.
         Shassian for good reason, including in the event of a change in control, Mr. Shassian is entitled to receive previously earned but unpaid salary, vested benefits, a payment equal to his base salary for the remainder of the term but in no event less than 12 months, and an amount equal to Mr. Shassian's award, if any, under our Performance Plan for the year prior to the year in which Mr. Shassian was terminated. In the case of a termination by Mr. Shassian for good reason as a result of a change in control, this payment under this plan will be paid within five days after the termination date.

o If Mr. Shassian dies or is unable to perform his duties, he or his representative or estate or beneficiary will be paid, in addition to any previously earned but unpaid salary and vested benefits, 12 months' base salary reduced, in the case of disability, by any disability benefits he receives.

If Mr. Shassian's employment is terminated for any other reason, he is entitled to his earned salary and vested benefits.


         Nesim Bildirici has an employment agreement with us, which began on January 1, 1998 and ends on December 31, 2000. Under this agreement, Mr. Bildirici serves as our vice president of mergers and acquisitions. Under this employment agreement:

o Mr. Bildirici is entitled to receive a base salary of $250,000, increased on each January 1, beginning January 1, 1999, by an amount equal to his base salary then in effect, multiplied by the increase in the applicable cost of living index during the prior year. Mr. Bildirici's base salary, as adjusted for cost of living increases, may be further increased at the option and in the discretion of our board of directors.

o        Mr. Bildirici is a participant in our Performance Plan.

o Mr. Bildirici was granted an option to purchase 216,428 Class A common shares under our 1997 Stock Incentive Plan. Mr. Bildirici's option is exercisable, in three equal installments, as long as he is employed by us on the applicable vesting date. Once any installment is exercisable, that installment remains exercisable until the expiration, seven years from the date of grant, except as described below. One-third of Mr. Bildirici's option became exercisable on each of February 1, 1999 and January 1, 2000. The remaining installment is exercisable on January 1, 2001.

o Mr. Bildirici's option is immediately terminated upon a termination of Mr. Bildirici's employment by us for cause.

o        Mr. Bildirici's option is immediately exercisable in full if Mr.
         Bildirici's employment with us is terminated (1) by us other than for cause, (2) by Mr. Bildirici for good reason or (3) by reason of Mr. Bildirici's death or disability.

o Mr. Bildirici's option is immediately exercisable in full upon a change in control. Mr. Bildirici's option, following any termination of Mr. Bildirici's employment, other than for cause, remains exercisable for the lesser of two years and the remaining term of his option.

o If Mr. Bildirici's employment is terminated by us without cause or by Mr. Bildirici for good reason, Mr. Bildirici is entitled to receive previously earned but unpaid salary, vested benefits and a payment equal to his base salary as in effect immediately prior to the termination date.

o If Mr. Bildirici dies or is unable to perform his duties, he or his representative or estate or beneficiary will be paid, in addition to any previously earned but unpaid salary and vested benefits, 12 months' base salary reduced, in the case of disability, by any disability benefits he receives.

o If Mr. Bildirici's employment is terminated for any other reason, he is entitled to his earned salary and vested benefits.


         Nir Tarlovsky has employment agreements with both us and RSL North America, each of which began on January 1, 1998 and ends on December 31, 2000. Under these employment agreements, Mr. Tarlovsky serves as vice president of business development of both companies. Under these employment agreements:

o Mr. Tarlovsky is entitled to receive a total base salary of $250,000, increased on each January 1, commencing January 1, 1999, by an amount equal to his base salary then in effect, multiplied by the applicable cost of living index during the prior year. Mr. Tarlovsky's base salary, as adjusted for cost of living increases, may be further increased at the option and in the discretion of our board of directors.

o        Mr. Tarlovsky is a participant in our Performance Plan.

o Mr. Tarlovsky was granted an option to purchase 216,428 Class A common shares under our 1997 Stock Incentive Plan. Mr. Tarlovsky's option is exercisable in three equal installments, as long as Mr. Tarlovsky is employed by us on the applicable vesting date, and once any installment is exercisable, that installment remains exercisable until the expiration, seven years from the date of grant, except as described below. One-third of Mr. Tarlovsky's option became exercisable on each of February 1, 1999 and January 1, 2000. The remaining installment is exercisable on January 1, 2001. Mr. Tarlovsky's option is immediately terminated upon a termination of his employment for cause.

o        Mr. Tarlovsky's option is immediately exercisable in full if Mr.
         Tarlovsky's employment with us is terminated (1) by us other than for cause, (2) by Mr. Tarlovsky for good reason or (3) by reason of Mr. Tarlovsky's death or disability.

o Mr. Tarlovsky's option is immediately exercisable in full upon a change in control. Mr. Tarlovsky's option, following any termination of Mr. Tarlovsky's employment, other than for cause, remains exercisable for the lesser of two years and the remaining term of his option.

o If Mr. Tarlovsky's employment is terminated by either us or RSL North America without cause or by Mr. Tarlovsky for good reason, Mr. Tarlovsky is entitled to receive previously earned but unpaid salary, vested benefits and a payment equal to his base salary as in effect immediately prior to the termination date.

o If Mr. Tarlovsky dies or is unable to perform his duties, he or his representative or estate or beneficiary will be paid, in addition to any previously earned but unpaid salary and vested benefits, 12 months' total base salary reduced, in the case of disability, by any disability benefits he receives.

o If Mr. Tarlovsky's employment is terminated for any other reason, he is entitled to his earned salary and vested benefits.


         David Hardwick also has an employment agreement with us, which began on August 10, 1999 and ends on July 31, 2002. Under this agreement, Mr. Hardwick serves as vice president of global network services. Under this employment agreement:

o Mr. Hardwick is entitled to receive a base salary of 150,000 pounds sterling, increased on each January 1, beginning January 1, 2001, by an amount equal to his base salary then in effect, multiplied by the increase in the applicable cost of living index during the prior year. Mr. Hardwick's base salary, as adjusted for cost of living increases, may be further increased at the option and in the discretion of our board of directors.

o        Mr. Hardwick is a participant in our Performance Plan.

o Mr. Hardwick was granted an option to purchase 75,000 Class A common shares under our 1997 Stock Incentive Plan. Such option is exercisable in three equal installments on August 10, 2000, August 10, 2001 and August 10, 2002, at an exercise price of $19.316 per share, as long as Mr. Hardwick is employed by us on each vesting date, and once any installment becomes exercisable, that installment remains exercisable until the expiration, seven years from the date of grant, except as described below.

o Mr. Hardwick was also granted 90,000 shares of our restricted Class A common shares, which vest in their entirety on September 1, 2000, in exchange for his rights to receive restricted units under a stock unit award agreement.

o Mr. Hardwick's option and restricted stock grant are immediately terminated upon a termination of Mr. Hardwick's employment for cause.

o Mr. Hardwick's option is immediately exercisable in full if his employment with us is terminated by us other than for cause, by Mr. Hardwick for good reason, including in the event of a change in control, or by reason of Mr. Hardwick's death or disability. Mr. Hardwick's restricted stock award is immediately vested in full if his employment is terminated by us other than for cause or by reason of his death or disability.

o Mr. Hardwick's option, following any termination of his employment other than for cause, remains exercisable for the lesser of 90 days and the remaining term of his option.

o Mr. Hardwick is entitled to receive additional grants of options to purchase Class A common shares to the extent approved by the compensation committee and our board of directors. These future grants will be commensurate with Mr. Hardwick's position with us and with stock options awarded to other senior executives.

o We also provide Mr. Hardwick with a car allowance, as well as life insurance coverage of at least four times his base salary.

o        If Mr. Hardwick's employment is terminated without cause or by Mr.
         Hardwick for good reason, Mr. Hardwick is entitled to receive previously earned but unpaid salary, vested benefits and a payment equal to his annual base salary.

o If Mr. Hardwick dies or is unable to perform his duties, he or his representative or estate or beneficiary will be paid, in addition to any previously earned but unpaid salary and vested benefits, 12 months' base salary reduced, in the case of disability, by any disability benefits he receives.

If Mr. Hardwick's employment is terminated for any other reason, he is entitled to his earned salary and vested benefits.

Each of the employment agreements described above contains noncompetition provisions which apply during the term of the relevant employment agreement and for nine months after the employment period for Messrs. Tarlovsky and Bildirici, and for one year after the employment period for Messrs. Fisher, Shassian and Hardwick.

We have an agreement with Codan Services Limited, a corporate service company, located in Bermuda, of which Michael Ashford, our secretary and a resident of Bermuda, is a manager. Mr. Ashford serves as our secretary under this agreement.

We have also entered into, or are in the process of entering into, employment agreements with some of our other executive officers and the country managers of most of our local operations in various countries.


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The members of the Compensation Committee for the fiscal year ended December 31, 1999 were Ronald S. Lauder, Gustavo A. Cisneros and Eugene A. Sekulow.

         During 1999, RSL Management Corporation, which is wholly owned by Ronald S. Lauder, our Chairman of the Board and our principal and controlling shareholder, had subleased an aggregate of 7,500 square feet of office space to us at an annual rent of $591,000. RSL Management sublet such space from The Estee Lauder Companies Inc. Ronald S. Lauder is a principal shareholder of Estee Lauder and Leonard A. Lauder, one of our directors, is the Chairman of the Board of Estee Lauder. Fred H. Langhammer, one of our directors, is the President and Chief Executive Officer of Estee Lauder. This sublease was terminated without penalty on March 31, 2000. In addition, RSL Management provided payroll and benefits services to us for an annual fee of $12,000 through 1999, which we believe is less than such services would cost if obtained from third parties. Ronald S. Lauder abstained from discussions relating to maintaining such services. Jacob Z. Schuster, one of our directors, is the President and Treasurer of RSL Management.

         We provide telecommunications services to Estee Lauder at rates comparable to rates of our preferred customers.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


         The Compensation Committee is responsible for recommending to the Board of Directors the overall executive compensation strategy of our company and for the ongoing monitoring of the strategy's implementation. In addition to recommending and reviewing the compensation of our executive officers, it is the responsibility of the Compensation Committee to recommend new incentive compensation plans and to implement changes and improvements to existing compensation plans, including the 1997 Stock Incentive Plan, the Performance Plan and the Directors' Plan. The Compensation Committee makes its compensation determinations based upon its own analysis of information it compiles and the business experience of the members.

Overall Policy

         The Compensation Committee believes that our executive officers constitute a highly qualified and motivated management team and are largely responsible for our growth and success to date. The Compensation Committee further believes that the stability of the management team, as well as our ability to continue to incentivize management and to attract and retain highly qualified executives for its expanding operations, will be a contributing factor to our continued growth and success. In order to promote stability, growth and performance, and to attract new executives, our strategy is to compensate our executives with an overall package that we believe is competitive with those offered by similarly situated companies and which consists of (i) a stable base salary set at a sufficiently high level to retain and motivate these officers but generally targeted to be in the top half of its peer group comparables, (ii) an annual bonus linked to our overall performance each year and which could represent a potentially significant portion of the executive officer's annual compensation and (iii) equity-related compensation, which aligns the financial interests of our executive officers with those of our shareholders by promoting stock ownership and stock performance through the grant of stock options, SARs, restricted stock and other equity and equity-based interests under our various plans.

         Executive officers are also entitled to customary benefits generally available to all of our employees, including group medical and life insurance. Base salary, bonuses and benefits are paid by us and our subsidiaries.

Federal Income Tax Deductibility of Executive Compensation

         Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, limits the amount of compensation a publicly held corporation may deduct as a business expense for Federal income tax purposes. The limit, which applies to a company's chief executive officer and the four other most highly compensated executive officers, is $1 million per person, or the Deductibility Limit, subject to certain exceptions. The exceptions include the general exclusion of performance-based compensation from the calculation of an executive officer's compensation for purposes of determining whether his or her compensation exceeds the Deductibility Limit. The Compensation Committee has determined that compensation payable to the executive officers should generally meet the conditions required for full deductibility under section 162(m) of the Code. While we do not expect to pay our executive officers compensation in excess of the Deductibility Limit, the Compensation Committee also recognizes that in certain instances it may be in the best interest of our company to provide compensation that is not fully deductible.

         With respect to the Performance Plan described below, because the Performance Plan was in existence prior to the completion of our IPO, the Deductibility Limit generally will not apply to payments under such plan until our annual general meeting of shareholders to be held in 2001, the first meeting of our shareholders at which directors will be elected after the close of the third calendar year following the calendar year in which our IPO was closed.

Base Salary

The Named Executive Officers' base salaries are based upon employment agreements between us and such officers. See the heading "-- Employment Contracts, Termination of Employment and Change-in-Control Arrangements." With respect to other senior executives, base salaries were and are influenced by a variety of objective and subjective factors.

Annual Incentive Bonuses

         We have established the Performance Plan to enable us and our subsidiaries to attract, retain, motivate and reward the best qualified executive officers and key employees by providing them with the opportunity to earn competitive compensation directly linked to the Company's performance. The Performance Plan is effective through and including the year 2000, unless extended or earlier terminated by the Board of Directors. The Compensation Committee may determine that any bonus payable under the Performance Plan be paid in cash, in Class A common shares or in any combination thereof, provided that at least 50% of such bonus is required to be paid in cash. In addition, the Performance Plan permits a participant to elect to defer payment of his or her bonus on terms and conditions established by the Compensation Committee. No more than 400,000 Class A common shares may be issued under the Performance Plan.

         Under the Performance Plan, bonuses are payable if we meet any one or more of the following performance criteria, which are set annually by the Compensation Committee: (i) amount of or increase in consolidated EBITDA (which consists of earnings (loss) before interest, income taxes, depreciation and amortization); (ii) revenues; (iii) earnings per share; (iv) net income; (v) gross profit margin; (vi) maximum capital expenditures; (vii) return on equity; and/or (viii) return on total capital. Bonus amounts are generally determined such that if 100% of the pre-established targets are achieved, participants will generally be eligible to receive a bonus equal to their base salary for such year. Additionally, the Performance Plan permits the Compensation Committee to grant discretionary bonuses to participants, notwithstanding that a bonus would not otherwise be payable under the Performance Plan, to recognize extraordinary individual performance.

         During 1999 under the direction of Itzhak Fisher, our President and Chief Executive Officer, we had a very successful year with significant accomplishments. Our actual performance was not, however, 100% of the pre-established targets set by the Compensation Committee (after giving pro forma effect to adjustments for acquisitions). Overall, this resulted in bonuses paid that were less than the targeted level. Mr. Itzhak Fisher was awarded $506,250, and $3,109,121 was awarded to 10 key employees at our global headquarters and 12 country managers of our subsidiaries based upon the recommendation of Mr. Fisher and as approved by the Compensation Committee and the Board of Directors (including $783,957 paid to the other Named Executive Officers). Pursuant to the terms of the Performance Plan, the awards were paid in 2000, promptly following the completion of the audit of our 1999 financial statements. The Compensation Committee determined that all such bonuses for 1999 were to be paid in cash.

         The Chief Executive Officer's bonus compensation is based upon employment agreements between each of us and RSL North America, on the one hand, and Mr. Fisher, on the other hand, which provides for Mr. Fisher's participation in the Performance Plan, as well as other long-term bonus compensation based on our stock performance over time. For additional information relating to the employment agreements with the Chief Executive Officer, see the discussion under the heading "Employment Contracts, Termination and Change-in-Control Arrangements" in this Proxy Statement.

Long-Term Incentive Compensation

         We reinforce the importance of producing satisfactory returns to shareholders over the long term through the operation of the 1997 Plan and the Directors' Plan. For a discussion relating to the Directors' Plan, see the discussion under the heading "Directors' Plan" in this Proxy Statement. Grants of stock, stock options, stock unit awards and SARs under such plans provide executives with the opportunity to acquire an equity interest in us and align the executive's interest with that of the shareholders to create shareholder value as reflected in growth in the market price of the Class A common shares.

         1997 Stock Incentive Plan

         The 1997 Stock Incentive Plan was adopted in conjunction with the initial public offering of our Class A common shares in 1997 (our IPO) and was subsequently amended. Under this plan, the Compensation Committee is authorized to grant awards for up to 8,100,000 Class A common shares. The purposes of our 1997 Stock Incentive Plan are to foster and promote our long-term financial success and materially increase shareholder value by (1) motivating superior performance by means of performance-related incentives; (2) encouraging our eligible employees to acquire an ownership interest in us; and (3) enabling us to attract and retain the services of an outstanding management team and other qualified and dedicated employees, as the successful conduct of our operations depends on their judgment, interest and special effort.

The Compensation Committee administers this plan, which provides for the grant of:

o incentive and non-incentive stock options to purchase Class A common shares;

o stock appreciation rights, which may be granted in tandem with stock options, in addition to stock options, or on a freestanding basis;

o        restricted stock and restricted units;

o        incentive stock and incentive units;

o        deferred stock units; and

o        stock in lieu of cash.

         Under our 1997 Stock Incentive Plan, the Compensation Committee has discretion at the time of grant or after the day a grant was made to change the vesting schedule of an award granted to a participant. In March 1999, the Compensation Committee determined that with respect to awards previously granted and awards granted in the future, in the event of a change in control, 100% of awards granted will immediately become fully vested and exercisable. The Compensation Committee may, in it's sole discretion, cancel the award in exchange for a payment to a participant in cash of an amount equal to the excess of the change in control price over the exercise price for the award. No such cancellation, acceleration of exercisability or vesting will occur following a change in control if our Compensation Committee determines prior to the occurrence of a change in control that the award will be honored or assumed, or a new stock option will be substituted for the old one (this honored, assumed or substituted option is referred to below as an alternative option) by the participant's new employer (or the parent or a subsidiary of this new employer) immediately following the change in control.

         The Compensation Committee also determined that if one of our employees is involuntarily terminated by us, other than for cause, or constructively terminated following a change in control, the alternative option shall become immediately vested and exercisable as of the date of the employee's termination, unless with respect to the change-in-control transaction (1) initial discussions occurred on or prior to March 1, 2000 and (2) our board of directors determines that it is intended that "pooling of interests" accounting be available for a transaction giving rise to, or directly related to, the change in control.

For purposes of the prior two paragraphs and the next paragraph, when we say change in control, we mean the occurrence of:

o a sale or other disposition of our stock, or an issuance of our stock as a result of which any "person" (as this term is used in the Exchange
         Act), other than Ronald S. Lauder, is or becomes the beneficial owner of more than 50% of the total voting power of our company and those persons who are members of our board of directors immediately prior to the closing of that transaction constitute less than one half of the membership of our board of directors immediately following the closing of that transaction;

o any merger, consolidation or reorganization following which those persons who are members of our board of directors immediately prior to the closing of any merger, consolidation or reorganization constitute less than one half of the membership of the board of directors of the surviving entity immediately following the closing of that transaction;

o a transaction in which more than 50% of the total value of our assets and of our consolidated subsidiaries are transferred and the transferee of those assets is not Mr. Lauder or a company controlled by him; or

o        our complete liquidation.

When we say change in control price above, we mean the highest price per Class A common share paid in conjunction with any transaction resulting in a change in control. This price is determined in good faith by our Compensation Committee if any part of the offered price is payable other than in cash. In the case of a change in control occurring solely by reason of a transaction in which more than 50% of the total value of our assets are transferred (as described above), change in control price means the highest fair market value of our Class A common shares on any of the 30 trading days immediately prior to the date on which the change in control occurs.

         Under our 1997 Stock Incentive Plan, the maximum number of shares for which options or stock appreciation rights may be granted to any one participant in a calendar year is 500,000. As of December 31, 1999, we had granted options to acquire a total of 4,605,617 Class A common shares under this plan, of which 3,881,431 were outstanding (and 363,031 were outstanding and exercisable). We also granted restricted units and incentive units under this plan to some employees which generally are convertible into Class A common shares or cash, at our discretion. As of December 31, 1999 the number of Class A common shares into which vested and exercisable restricted units and incentive units which may be converted is estimated to be approximately 447,000 shares.

         1995 Stock Option Plan

         In April 1995, the Board of Directors authorized, and our shareholders, the 1995 Stock Option Plan (which was later amended and restated). Under this plan, the Compensation Committee was authorized to grant options for up to 2,847,000 Class A common shares. As of December 31, 1999, we had granted options to purchase 2,716,617 Class A common shares under this plan of which 444,868 remain outstanding (and 327,703 were outstanding and exercisable). In general, options granted under this plan terminate on the tenth anniversary of the date of grant. We developed the 1995 Stock Option Plan to provide incentives to our employees and to attract new employees and non-employee directors. In connection with the IPO, the plan was replaced by our other existing plans. We have not granted further options under this plan since the IPO, and will not grant further options under this plan.

Chief Executive Officer's Fiscal 1999 Compensation

         In 1999, Mr. Itzhak Fisher, our co-founder and Chief Executive Officer led us through an important year of change for our company, during which we attained numerous milestones. We achieved positive EBITDA (as adjusted), completed a successful initial public offering of our subsidiary, deltathree.com, restructured the company in August 1999, expanded our owned network and facilities, and refocused our business on developing products and services to more fully address the growing needs and demands of our customer base. Under the terms of his employment agreements with us and RSL North America, Mr. Fisher received an aggregate annual base salary of $450,000 and his required participation in the Performance Plan resulted in bonus compensation for 1999 in the amount of $506,250, which was paid in March 2000. The terms of Mr. Fisher's employment agreements are described in detail under the heading "-- Employment Contracts, Termination of Employment and Change-in-Control Arrangements" in this Proxy Statement. The Compensation Committee believes Mr. Fisher's performance, ability and dedication to increase the long-term value of our company for our shareholders through leadership and vision, was excellent.

                    Submitted By:


                    Ronald S. Lauder
                    Gustavo A. Cisneros
                    Eugene A. Sekulow

                                PERFORMANCE GRAPH

         The following performance graph compares the yearly percentage change in the total shareholder return on our Class A common shares during the period beginning on October 1, 1997 (the date on which our Class A common shares began trading publicly on The Nasdaq National Market) and ending on December 31, 1999 with the cumulative total return on The Nasdaq National Market - U.S. and Foreign Index and our old self-determined peer group, and a new self-determined peer group. The companies included in our old self-determined peer group are Primus Telecommunications Group, Inc., Viatel, Inc., Pacific Gateway Exchange, Inc., and Star Telecommunications, Inc. The companies included in our new self-determined peer group include those in our old self-determined peer group along with Global TeleSystems Group, Inc. The comparison assumes that $100 was invested on October 1, 1997 in the Class A common shares and in the foregoing indices and assumes the reinvestment of dividends. The performance shown is not necessarily indicative of future performance.

         COMPARISON OF TWENTY-SEVEN MONTH CUMULATIVE TOTAL RETURN

                                 [GRAPH]

          -------------------------------------------------------------
                           Cumulative Total Return($)
          -------------------------------------------------------------


CRSP Total  Returns  Index for   10/1/97   12/97     3/98      6/98      9/98      12/98      3/99       6/99      9/99     12/99


RSL Communications, Ltd.         100.00    100.00   104.55    136.36    123.30     134.09    163.35     87.78      82.95    77.84
New Peer Group                   100.00    128.47   186.88    168.42    113.34     174.78    161.75     232.74    124.58    214.18
Old Peer Group                   100.00    128.47   186.88    147.21     96.23     135.88    111.16     157.63     99.28    164.17
Nasdaq Stock Market              100.00    92.77    108.71    111.19     99.01     128.49    144.07     157.90    161.32    241.15
(US and Foreign)

RSL Communications, Ltd.         $24.125   $22.00   $23.00    $30.00    $27.125    $29.50    $35.94     $19.31    $18.25    $17.125
Closing Sale Price*


* As quoted on The Nasdaq National Market System, as published in the Wall Street Journal, for (unless otherwise stated) the last trading day of the period.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         We do not intend to make any consulting or other arrangements with our non-employee directors or their affiliates under which they would be compensated in any way.

         The law firm of Conyers, Dill & Pearman, of which Nicolas G. Trollope, a member of our board of directors, is a partner, was our counsel in Bermuda for 1999 and continues to be for 2000. Mr. Trollope is not paid for his services as a member of our board of directors. We paid legal fees to Conyers, Dill & Pearman of approximately $29,000 in 1999.

         We use Codan Services as our corporate service company in Bermuda. Michael Ashford, our secretary, is a manager of Codan Services. Mr. Ashford serves as our secretary under our service agreement with Codan Services. Our agreement with Codan Services also provides that it will furnish us with corporate administrative services including the services of a registered office, maintenance of statutory records and registers and associated clerical and secretarial services.

deltathree.com

         Since we acquired a controlling interest in deltathree.com in 1997, we have funded deltathree.com's cash requirements through inter-company loans bearing interest at the rate of 14% per annum. As of December 31, 1999, deltathree.com owed approximately $14.8 million (principal and accrued interest) to us. The inter-company loans are due on demand after November 29, 2000. We have provided deltathree.com with a $10 million line of credit (in addition to the existing $14.8 million), bearing interest at the rate of 14% per annum, due on demand after November 1, 2000. deltathree.com has agreed with us that they will not incur any debt other than inter-company debt without our written consent so long as deltathree.com is a restricted subsidiary.

         Following the completion of deltathree.com's initial public offering, we remain the controlling stockholder and own 100% of its outstanding Class B common stock, which represents approximately 95% of the combined voting power of all of the outstanding capital stock of deltathree.com and approximately 68% of the economic interest in deltathree.com.

         Intercompany Compliance Agreement. We have entered into an agreement with deltathree.com under which it has agreed not to take any action that would cause us to default under our indentures. deltathree.com has also agreed to obtain our written consent before incurring any debt and to provide us with information that we require for our reporting obligation under our indentures and under the securities laws.

         Services Agreement. We entered into a services agreement with deltathree.com on July 23, 1997, which was subsequently amended and restated as of September 3, 1999. As amended and restated, the agreement extends to September 2, 2004, and is automatically extended for additional one-year terms unless terminated by deltathree.com or us. The services agreement may be terminated by us or deltathree.com for cause, by the non-bankrupt party in the event of bankruptcy of the other party or by us should we and/or our affiliates hold less than 50% of the voting control of deltathree.com's outstanding common stock.

         Services and Facilities. Under the services agreement, if deltathree.com requires equipment space or limited office space at any location where we maintain an office or equipment, we are required to use our reasonable best efforts to provide deltathree.com such space. However, we are not obligated to provide deltathree.com with office space for more than that required by two full-time employees, and we are entitled to vacate space without it being deemed a breach of the agreement. deltathree.com is required to pay us their proportionate share of all lease payments associated with such office or equipment space. In addition, we are required to make reasonable efforts to assist deltathree.com in obtaining Internet, frame relay and dedicated lines from third parties in countries where we have communication switches colocated with deltathree.com network servers at the same price that we pay such third parties. As of December 31, 1999, deltathree.com colocated offices in five locations and equipment in five locations. We are also required to use our reasonable efforts to purchase dedicated bandwidth connectivity on deltathree.com's behalf from third party bandwidth suppliers at the same price as we pay such third party suppliers. As a result, deltathree.com realizes certain bulk pricing benefits received by us.

Under the services agreement, we are also required to provide deltathree.com with the following services:

o domestic inbound traffic termination--we are required to terminate deltathree.com domestic inbound traffic through our switches in countries where deltathree.com servers and our switches are co-located. This termination service is provided to deltathree.com at the then prevailing fair market rates for such service.

o international outbound termination--we are required to terminate deltathree.com international outbound telephone traffic in each country where deltathree.com servers and our switches are co-located and we have contracted to receive such services in the ordinary course. This termination service is provided to deltathree.com at the then prevailing fair market rates for such service.

o traffic origination--we are required to use our best efforts to assist deltathree.com in obtaining services, including toll-free services, from local third parties which will provide deltathree.com users with the ability to access deltathree.com's network at the same rates offered by such third parties to us in countries where deltathree.com's servers and our switches are co-located.

o use of our switches--we are required to provide deltathree.com with use of our switches to connect deltathree.com carrier customers in each location where deltathree.com's servers and our switches are colocated. The termination rate is $0.01 per minute. deltathree.com is charged for a minimum usage of 100,000 minutes per month per switch per connection, whether or not such minutes are used. In addition, we provide deltathree.com carrier customers billing and other similar customer-related services at a charge of $0.01 per minute of carrier traffic usage. Based on switches currently used, we charge deltathree.com a minimum of $7,000 per month.

o use of prepaid calling platform--we are required to provide deltathree.com with access to, and use of, our prepaid calling platform in each location where deltathree.com's servers and our switches are co-located. If deltathree.com elects to use our prepaid calling platform, deltathree.com will be charged for a minimum of 100,000 minutes per month. The fee for using our prepaid calling platform is $0.01 per minute of traffic usage. In addition, we are required to provide deltathree.com with additional customer-related services for deltathree.com's prepaid calling services at a rate of $0.015 per minute of traffic usage. To date, deltathree.com has not elected to purchase such services.

In the event any current or future strategic partner of ours objects to us providing deltathree.com with any of the foregoing services, we can cease providing the service to deltathree.com. A strategic partner is a minority shareholder in us or any subsidiary of us owning more than 10% of the common stock of such entity. However, we are required to use reasonable efforts to encourage our strategic partners not to object. To date, no strategic partner has objected to us providing deltathree.com with these services.

         Under the services agreement, deltathree.com is required to provide Internet telephony services and facilities to us necessary to route our international telecommunications traffic between all originations and destinations deltathree.com services. The agreement provides that deltathree.com is required to use, at our request, up to 50% of deltathree.com's network capacity to route our international telecommunications traffic between deltathree.com's origination and termination points. For a period of two years from November 29, 1999, we have committed to purchase a minimum of 50 million minutes per annum of voice and fax transmission services from deltathree.com. If we fail in this commitment we will be required to pay deltathree.com a shortfall charge of 10% of the average daily weighted coverage price per minute charged by deltathree.com to us in the last three months of each annual period. If deltathree.com is no longer our subsidiary, our minimum purchase obligation will cease. These services are provided to us at the then prevailing fair market rates. However, the services agreement does not specify procedures for establishing such rates.

         Marketing. Under the services agreement, we will engage in joint marketing with deltathree.com. Each of us is required to place, in a prominent location, a link on its home page Web site to the other's home page Web site. deltathree.com and we will also cross-sell each other's products and services, including through promotional materials and customer service representatives and other additional promotional efforts. However, neither we nor deltathree.com are required to market or promote a product or service of the other if such product or service competes with the other party's product or service.

         Non-Competition. Under the services agreement between us and deltathree.com, we are prohibited from competing with deltathree.com in providing Internet telephony services as described in the services agreement, provided that deltathree.com provides us with any requested Internet telephony services promptly and with quality assurance. However, this non-competition provision terminates on September 3, 2001 and the scope of such provision is subject to the following limitations:

o we and our subsidiaries may acquire up to 20% in an entity providing Internet telephony services;

o we and our subsidiaries may be stockholders in entities providing Internet telephony services, provided that Internet telephony services are ancillary to the business of that entity;

o the non-competition provision does not apply to our subsidiaries that become publicly traded companies; and

o Internet telephony services under the non-competition provision are limited to phone to phone services marketed as IP to the general public, including both individuals and businesses and the following Web-based enhanced communication services: PC-to-phone, D3 box, Click IT, Global Roaming, IP-initiated conference calls, Phone-to-PC, D3 Fax, information services and white boarding.

         Carrier Transmission Services. We purchase carrier transmission services from deltathree.com. Rates are established based on market rates.

         Registration Rights Agreement. We have entered into an agreement with deltathree.com under which we have the right to require deltathree.com on three occasions to register for sale the shares of common stock we hold. We will not be allowed to exercise these registration rights during the 180-day lock-up period following deltathree.com's initial public offering. We also have an unlimited number of "piggyback" registration rights. This means that any time deltathree.com registers its common stock for sale, we will have the right to include common stock of deltathree.com that we own in that offering and sale.

         deltathree.com has agreed to pay all expenses that result from registration of deltathree.com common stock that we own under the registration rights agreement (other than underwriting commissions for the common stock we sell and our taxes). deltathree.com has also agreed to indemnify us against liabilities that may result from the sale of deltathree.com common stock we hold, including Securities Act liabilities.

         Management Agreement. deltathree.com has entered into an agreement with us pursuant to which we have agreed that from the time deltathree.com completes its initial public offering until such time as deltathree.com is no longer our subsidiary, we will provide to deltathree.com the following services:

o        international legal services

o financial services, including assistance in accounting, financial reporting, budgeting, business controls, tax and treasury related matters

o        corporate finance and mergers and acquisition advisory services

o        assistance with network planning

o        product development

o        assistance with strategic planning

o        availability of our management

deltathree.com has agreed to pay to us $20,000 per month for these services, subject to adjustments for inflation.

         RSL COM PrimeCall Co-Branding and Services Agreement. deltathree.com has entered into an agreement with RSL COM PrimeCall, our subsidiary, to develop a prepaid IP calling card product. PrimeCall will arrange for the production of the calling card, as well as assisting deltathree.com with sales, marketing and distribution. deltathree.com will record all revenues from the sales of the calling cards. In exchange for the services PrimeCall provides to deltathree.com, deltathree.com will agree to establish and administer a Web site for PrimeCall to help enable PrimeCall to market and sell its calling cards over the Web and place 500,000 RSL COM PrimeCall banners on deltathree.com's site per month. deltathree.com will oversee for PrimeCall all billing, collections and fulfillment for on-line orders.

         Release and Indemnification Agreement. We have entered into an agreement with deltathree.com, pursuant to which each party has agreed to release the other from any claims existing or arising from acts or events occurring or failing to occur prior to the date of the agreement, other than those arising from this agreement, the service agreement, the registration rights agreement, the management agreement, the intercompany credit agreement, the compliance agreement and other commercial transactions between deltathree.com and us. Further, each party has agreed to indemnify the other for breaches of the existing agreements described above.

For additional disclosure with respect to certain transactions between us and certain of our directors, see the discussion under the heading "Compensation Committee Interlocks and Insider Participation" in this Proxy Statement.

                                   PROPOSAL 2

                  ADOPTION OF OUR EMPLOYEE STOCK PURCHASE PLAN

General.

         Effective April 26, 2000, our Board of Directors adopted the RSL Communications, Ltd. Employee Stock Purchase Plan. In order to receive favorable tax treatment under Section 423 of the Internal Revenue Code of 1986, as amended (which we refer to as the "Code"), shareholder approval of the employee stock purchase plan is required. A summary of the material features of the employee stock purchase plan follows. This summary is qualified in its entirety by reference to the full text of the employee stock purchase plan, which is set forth in Exhibit A hereto and incorporated by reference herein.

         The employee stock purchase plan provides our eligible employees and employees of our designated subsidiaries with an opportunity to acquire our Class A common shares and thereby align employee and shareholder long-term interests.

         All of our employees and employees of our designated subsidiaries who have at least one year of service and work more than 20 hours per week and five months in a calendar year will be eligible to participate in the employee stock purchase plan, except that employees who are "highly compensated" within the meaning of Section 414(q) of the Code and employees who are five percent or more stockholders of our company or any parent or subsidiary will not be eligible to participate.

         Pursuant to the employee stock purchase plan, each eligible employee will be permitted to purchase Class A common shares up to two times per calendar year in an aggregate amount equal to 1% to 10% of the employee's base pay, as elected by the employee. Under the employee stock purchase plan, a participant's right to purchase Class A common shares may not accrue at a rate that exceeds $25,000 of fair market value of Class A common shares during any calendar year.

         Unless otherwise determined by our Compensation Committee, the initial offering period will commence on the first trading day on or after the effective date of the employee stock purchase plan and end on the last trading day on or prior to the first anniversary of the commencement date. Each subsequent offering period will have a duration of approximately one year, commencing on the first trading day and ending on the last trading day of each calendar year (commencing with calendar year 2001). Each "purchase period" will have a duration of approximately six months.

         As of the last day of each "purchase period" ending within an "offering period," participating employees will be able to purchase Class A common shares for a purchase price equal to the lesser of:

o 85% of the fair market value of Class A common shares on the date the offering period begins; and

o 85% of the fair market value of Class A common shares on the last day of the purchase period.

         A right to purchase shares which is granted to a participant under the employee stock purchase plan is not transferable otherwise than by will or the laws of descent and distribution.

         In the event of any change in the outstanding Class A common shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification, or any other increase or decrease in the number of shares effected without receipt of consideration by us adjustments may be made in the number, kind and price of shares available for purchase under the employee stock purchase plan and in the minimum and maximum number of shares which an individual employee is entitled to purchase; provided, however, that conversion of any of our convertible securities shall not be deemed to have been "effected without receipt of consideration." Such adjustments shall be made by our Board of Directors, whose determination in that respect shall be final, binding and conclusive.

         We have the right to terminate or amend the employee stock purchase plan at any time without stockholder approval unless stockholder approval is required by Section 423 of the Code or another law or regulation. If not previously terminated by us, the employee stock purchase plan will terminate on December 31, 2010.

         The employee stock purchase plan will be administered by a committee established by our Board of Directors, which will initially be our Compensation Committee. The committee may make such rules and regulations and establish such procedures for the administration of the employee stock purchase plan as it deems appropriate. An aggregate of 4,000,000 Class A common shares has been reserved for issuance under the employee stock purchase plan.

Certain federal income tax consequences of our employee stock purchase plan.

         The following discussion of the United States Federal income tax consequences of the granting and exercise of options and the issuance and acquisition of shares under our employee stock purchase plan, and the sale of Class A common shares acquired as a result thereof, is based on an analysis of the Code as currently in effect, existing laws, judicial decisions and administrative rulings and regulations, all of which are subject to change. In addition to being subject to the United States Federal income tax consequences described below, a participant may also be subject to state and/or local income tax consequences in the jurisdiction in which he or she works and/or resides.

         A participant's contributions through payroll deductions are not tax deductible but will constitute a part of the cost basis of the Class A common shares purchased under the employee stock purchase plan.

         No tax liability results on the grant of an option or the purchase of Class A common shares. The employee becomes liable for Federal income tax on the disposition of the Class A common shares. In order to receive the beneficial treatment provided under Section 423 of the Code, a participant must hold the Class A common shares for two years from the date the offering period begins, or one year from the purchase date, whichever is later.

         If an employee disposes of shares acquired under the employee stock purchase plan after the holding period, or if an employee dies while holding any shares acquired under the employee stock purchase plan, the employee must include in gross income, as compensation, in the taxable year of disposition or death, an amount with respect to each share equal to the lesser of (i) the excess of the fair market value of the share at the time of the disposition or death over the amount paid for the share, or (ii) the excess of the fair market value of the share on the day the offering period begins over 85% of the fair market value of the share on the day the offering period begins. We will not be allowed a corresponding deduction for the amount treated as ordinary income.

         Except in the case of death, the basis of the shares in the employee's hands at the time of the disposition will equal the price paid for the shares increased by the amount, if any, included in the employee's gross income as compensation. Any additional gain recognized will be treated as short-term or long-term capital gain depending on the holding period of such shares. In the case of death of the employee, the basis of the shares to the employee's estate or heirs will be determined under Section 1014 of the Code.

         If an employee disposes of any of the shares purchased under the employee stock purchase plan before the expiration of the required holding period, the employee must include in gross income, as compensation, an amount with respect to each share equal to the excess of the fair market value of the share on the date of purchase over the price paid for such share pursuant to the employee stock purchase plan. Such amount will be includible in the gross income of the employee for the employee's taxable year in which the disposition occurs. We will be allowed a corresponding deduction in the same year and in the same amount required to be included in gross income by the employee.

         The basis of the shares in the hands of the employee will be the amount paid for the shares plus the amount, if any, included in the employee's gross income as compensation. Any gain or loss will be short-term or long-term capital gain or loss depending on the holding period for such shares. The holding period for the shares will commence on the date the option is exercised with respect to such shares.

         The foregoing is intended as a summary of certain United States Federal income tax consequences associated with the employee stock purchase plan and it does not purport to be a complete statement of such consequences. It is recommended that employees eligible to participate in the employee stock purchase plan consult their own tax advisors for counseling. Tax treatment under foreign, state, local or other law, including estate tax law, is not covered in this summary.

The complete text of the employee stock purchase plan is set forth in Exhibit A to this Proxy Statement.

Vote Required; Recommendation

         Approval of this proposal requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the meeting, provided that a quorum is present in person or by proxy. If a shareholder holding shares registered in the name of a brokerage firm or bank votes via the Internet or if any shareholder signs a proxy card but, in either case, does not give voting instructions with respect to a particular matter, such shareholder's shares will be voted FOR the proposal to adopt the employee stock purchase plan. A shareholder who votes by telephone and a shareholder with shares registered in his or her own name who votes via the Internet must vote with respect to each matter to be presented at the meeting in order for his or her votes to be recognized with respect to any matter.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE ADOPTION OF THE EMPLOYEE STOCK PURCHASE PLAN.

                                   PROPOSAL 3

                             APPOINTMENT OF AUDITORS

         At the recommendation of the Audit Committee, the Board of Directors recommends to the shareholders that Deloitte & Touche LLP be appointed as our independent auditors until the conclusion of the next annual general meeting. If an appointment is not so made, Deloitte & Touche LLP, as the auditors in office shall continue in office until a successor is appointed. In addition, the Board of Directors recommends to the shareholders that the shareholders delegate to the Audit Committee the authority to fix the auditors' fee for the current fiscal year. Deloitte & Touche LLP acted as our independent auditors for the fiscal year ended December 31, 1999 and our audited financial statements for such fiscal year will be laid before the shareholders at the meeting in accordance with our bye-laws.

Vote Required; Recommendation

         The appointment of Deloitte & Touche LLP as our independent auditors until the conclusion of the next annual general meeting and the delegation to the Audit Committee of the authority to fix the auditors' fee for the current fiscal year requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the meeting, provided that a quorum is present in person or by proxy. If a shareholder holding shares registered in the name of a brokerage firm or bank votes via the Internet or if any shareholder signs a proxy card but, in either case, does not give voting instructions with respect to a particular matter, such shareholder's shares will be voted FOR the appointment of the auditors and the delegation to the Audit Committee of the authority to fix the auditors' fee for the current fiscal year. A shareholder who votes by telephone and a shareholder with shares registered in his or her own name who votes via the Internet must vote with respect to each matter to be presented at the meeting in order for his or her votes to be recognized with respect to any matter.

         Representatives of Deloitte & Touche LLP are expected to be present at the meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR AUDITORS AND THE DELEGATION TO THE AUDIT COMMITTEE OF THE AUTHORITY TO FIX THE AUDITORS' FEE FOR THE CURRENT FISCAL YEAR.

                              SHAREHOLDER PROPOSALS

         Any eligible shareholder of our company who wishes to submit a proposal for action at the next annual general meeting of shareholders and desires that such proposal be considered for inclusion in our proxy statement and form of proxy relating to such meeting must provide a written copy of the proposal to us at our principal executive offices prior to December 31, 2000 and must otherwise comply with the rules of the SEC, Bermuda law and our governing documents relating to shareholder proposals.

         The proxy or proxies designated by us will have discretionary authority to vote on any matter properly presented by an eligible shareholder of our company for action at the next annual general meeting of shareholders but not submitted for inclusion in the proxy materials for such meeting unless notice of the matter is received by us at our principal executive office prior to December 31, 2000 and certain conditions of the applicable rules of the SEC are satisfied.

                                  MISCELLANEOUS

         Under Bermuda law, no matter or business other than those set forth in the accompanying Notice of Annual General Meeting of Shareholders is permitted to be presented at the meeting.

         Copies of the Annual Report to shareholders with respect to the fiscal year ended December 31, 1999 are being mailed simultaneously with this Proxy Statement. If you want to save us the cost of mailing more that one Annual Report to the same address, we will discontinue, at your request to our Secretary, mailing of the duplicate copy to the account or accounts you select.

         A copy of our Annual Report on Form 10-K including the financial statements and the financial statements schedules attached thereto for the fiscal year ended December 31, 1999 may be obtained without charge upon written request to the attention of Mr. Michael Ashford, Secretary, at our headquarters at Clarendon House, Church Street, Hamilton HM CX, Bermuda.

                                             By Order of the Board of Directors,


                                             Michael Ashford
                                             Secretary

Hamilton, Bermuda
April 29, 2000

                                                                       EXHIBIT A

                            RSL COMMUNICATIONS, LTD.
                          EMPLOYEE STOCK PURCHASE PLAN


         1. Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company. It is the intention of the Company to have the Plan qualify as an "employee stock purchase plan" under section 423 of the Code, as amended. The provisions of the Plan shall, accordingly, be construed in a manner consistent with the requirements of that section of the Code.

         2. Definitions.

                  (a) "Board" shall mean the Board of Directors of the Company.

                  (b) "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  (c) "Committee" shall mean any committee appointed by the Board to administer the Plan and to perform the functions set forth herein.

                  (d) "Common Stock" shall mean the Class A common shares, $0.00457 par value, of the Company.

                  (e) "Company" shall mean RSL Communications, Ltd., a Bermuda company, or any successor corporation.

                  (f) "Compensation" shall mean the fixed salary or wage paid by the Employer to an Employee as reported to the United States government for Federal income tax purposes for Employees in the United States or to such other analogous governmental authority for Employees outside the United States, including an Employee's portion of salary deferral contributions (i.e. pursuant to section 401(k) of the Code and any amount excludable pursuant to section 125 of the Code), but excluding payments for overtime, shift premium, incentive compensation, incentive payments, bonuses, commissions, severance pay, foreign service pay, expense reimbursements, any credit or benefit under any employee plan and any other compensation.

                  (g) "Continuous Status As An Employee" shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Employer, provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

                  (h) "Contributions" shall mean all payroll deductions or other moneys credited to the account of a Participant pursuant to the Plan.

                  (i) "Designated Subsidiaries" shall mean the Subsidiaries which have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

                  (j) "Effective Date" shall mean the date of the adoption of the Plan by the Board of Directors, subject to approval by the shareholders of the Company within 12 months.

                  (k) "Employee" shall mean any person who is customarily employed for at least twenty (20) hours per week and more than five (5) months in a calendar year by the Company or one of its Designated Subsidiaries and who has been employed by the Company or one of its Designated Subsidiaries for at least one year as of the Offering Date of a given Offering Period, except (i) any such person who is prohibited by applicable foreign law from participating in this Plan and (ii) any employee who is "highly compensated" within the meaning of section 414(q) of the Code.

                  (l) "Employer" shall mean, as to any particular Employee, the corporation which employs such Employee, whether it is the Company or a Designated Subsidiary of the Company.

                  (m) "Exercise Date" shall mean the last Trading Day of each Purchase Period with respect to an Offering Period.

                  (n) "Fair Market Value" per Share as of a particular date shall mean the closing price per Share on such date as reported on the National Association of Securities Dealers Automated Quotation/National Market System ("NASDAQ/NMS") (or on such other recognized market or quotation system on which the trading prices of the Share are traded or quoted at the relevant time).

                  (o) "Investment Account" shall mean a Plan account at a brokerage firm, selected by the Company, that is established for each Participant and in which all Shares purchased by the Participant pursuant to the Plan are held until withdrawn, sold or delivered pursuant to Section 9 or 15 hereof. The Investment Account of the Participant shall be an integral part of the Participant's account hereunder.

                  (p) "Offering Date" shall mean the first Trading Day of each Offering Period of the Plan. The Offering Date of an Offering Period is the grant date for the options offered in such Offering Period.

                  (q) "Offering Period" shall mean a period as described in
Section 4 hereof.

                  (r) "Parent" shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of granting an option, each of the corporations other than the Company owns shares possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

                  (s) "Participant" shall mean an Employee who participates in the Plan.

                  (t) "Plan" shall mean the RSL Communications, Ltd. Employee Stock Purchase Plan, as amended from time to time.

                  (u) "Purchase Period" shall mean the approximately six month period, within an Offering Period, commencing on the Trading Day next following the last previous Exercise Date in such Offering Period and ending with the next Exercise Date in such Offering Period, except that the first Purchase Period of any Offering Period shall commence on the first Trading Day of such Offering Period and end with the next Exercise Date.

                  (v) "Shares" shall mean shares of Common Stock.

                  (w) "Subsidiary" shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of granting an option, each of the corporations other than the last corporation in the unbroken chain owns shares possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

                  (x) "Trading Day" shall mean a day on which national stock exchanges and the NASDAQ/NMS are open for trading.

         3. Eligibility.

                  (a) Each Employee shall be eligible to participate in each Offering Period under the Plan, subject to the requirements of Section 5 and the limitations imposed by section 423(b) of the Code.

                  (b) Notwithstanding any provision of the Plan to the contrary, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (or any other person whose shares would be attributed to such Employee pursuant to section 424(d) of the Code) would own shares and/or hold outstanding options to purchase shares possessing five percent (5%) or more of the total combined voting power or value of all classes of shares of the Company or of any Subsidiary or Parent of the Company, or (ii) which permits such Employee's right to purchase shares under all employee stock purchase plans (as described in section 423 of the Code) of the Company and any Subsidiary or Parent of the Company to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of Fair Market Value of such shares (determined at the time such option is granted) for any calendar year in which such option would be outstanding at any time. Any amounts received from an Employee which cannot be used to purchase Shares as a result of this limitation will be returned as soon as practicable to the Employee without interest.

         4. Offering Periods. The Plan shall be implemented by a series of Offering Periods. Unless determined otherwise by the Committee, the first such Offering Period shall commence on the first Trading Day on or after the Effective Date and end on the last Trading Day on or prior to the first anniversary of such commencement date. Unless otherwise determined by the Committee, each subsequent Offering Period shall have a duration of one year, commencing on the first Trading Day and ending on the last Trading Day of each calendar year (commencing with calendar year 2001). The Plan shall continue until terminated in accordance with Section 21 hereof, subject to earlier termination under Section 19 hereof. Subject to Section 19 hereof, the Committee shall have the power to change the duration and/or the frequency of Offering Periods and/or Purchase Periods with respect to future offerings and shall use its best efforts to notify Employees of any such change at least fifteen (15) days prior to the scheduled beginning of the first Offering Period to be affected. In no event shall any option granted hereunder be exercisable more than twenty-seven (27) months from its date of grant.

         5. Grant of Option; Participation

                  (a) On each Offering Date the Company shall commence an offering by granting each Employee an option to purchase Shares on each Exercise Date with respect to each Purchase Period of such Offering Period, subject to the limitations set forth in Sections 3(b) and 12 hereof. Each option so granted shall be exercisable for the number of Shares described in Section 8 hereof and shall be exercisable only on the Exercise Date.

                  (b) An Employee may become a Participant in the Plan by completing a subscription agreement on the form provided by the Employer, authorizing payroll deductions or otherwise providing for the method of payment (as set forth in Section 6 hereof) and filing it with the Company or the Employer in accordance with the form's instructions at least ten (10) business days prior to the applicable Offering Date, unless a later time for filing the subscription agreement is set by the Committee for all Employees with respect to a given offering. Additionally, the Participant may participate to a greater extent by directing (where indicated on the subscription agreement form) that any cash dividends received on the Shares held in the Participant's account should be reinvested in additional Shares. Unless the Participant withdraws from the Plan as provided in Section 11 hereof, or unless the Committee otherwise provides, such authorization will remain in effect for subsequent Offering Periods, until modified by the Participant in accordance with Section 6(b) hereof.

         6. Payroll Deductions; Method of Payment.

                  (a) Subject to Section 5(b) hereof, the Participant may, in accordance with rules and procedures adopted by the Committee, authorize payroll deductions on each payday during an Offering Period in an amount which is not less than one percent (1%) and not more than ten percent (10%) of such Participant's Compensation on each such payday. Payroll deductions shall commence on the first payroll following the Offering Date and shall end on the last payroll paid on or prior to the last Exercise Date of such Offering Period, unless sooner terminated by the Participant's withdrawal from the Plan as provided in Section 10 hereof. All payroll deductions made by a Participant shall be credited to his or her account under the Plan. A Participant may not make any additional payments into such account, but, at the Participant's directions given in accordance with Section 5(b) hereof, any cash dividends on Shares held in the Participant's account may be reinvested in Shares.

                  (b) A Participant may withdraw from the Plan as provided in
Section 10, which will terminate his or her Contributions for the Purchase Period in which such withdrawal occurs. A Participant may increase or decrease the rate of his or her

Contributions during an Offering Period by completing and filing with the Employer a new subscription agreement authorizing a change in payroll deduction rate. The Committee may, in its discretion, limit the number of rate changes by a Participant during an Offering Period. A change in rate shall be effective as of the next payroll period following the date of filing of the new subscription agreement.

                  (c) The Committee may, in its discretion, establish rules and procedures providing for payment by Participants other than by means of payroll deduction.

         7. Option Price. The option price per Share subject to an offering shall be the lower of: (i) 85% of the Fair Market Value of a Share on the Offering Date; or (ii) 85% of the Fair Market Value of a Share on the Exercise Date.

         8. Exercise of Option. Unless a Participant withdraws from the Plan as provided in Section 10 hereof, his or her option for the purchase of Shares shall be exercised automatically on each Exercise Date during the applicable Offering Period, and the maximum number of whole Shares subject to such option shall be purchased for him or her at the applicable option price with the accumulated Contributions in his or her account. No fractional shares shall be purchased; any Contributions in a Participant's account which are not sufficient to purchase a full Share shall be retained in the account for the subsequent Purchase Period or Offering Period, subject to earlier withdrawal by the Participant as provided in Section 10 hereof. The Shares purchased upon exercise of an option hereunder shall be deemed to be transferred to the Participant on the Exercise Date. During his or her lifetime, a Participant's option to purchase Shares hereunder is exercisable only by him or her.

         9. Delivery of Shares; Withdrawal or Sale of Shares.

                  (a) As promptly as practicable after each Exercise Date, the Company shall arrange the delivery of the whole and fractional Shares purchased on such date by each Participant to the Participant's Investment Account.

                  (b) A Participant (or, in the event of the Participant's death, the designated beneficiary, if any, or other appropriate person in accordance with Section 14 hereof) may at any time submit a written request to the Company for withdrawal of such Shares from the Investment Account, or, in the alternative (with the consent of the brokerage firm at which the Participant's Investment Account is located), the Participant (or another person in accordance with Section 14 hereof) may direct the sale of such Shares by such brokerage firm. As promptly as practicable after receipt by the Company of such a written request, the Company shall arrange the delivery to the Participant of a share certificate representing such Shares (any fractional Share being paid in cash). Unless the Committee, in its sole discretion, otherwise determines, withdrawals may be made by a Participant no more frequently than once each Offering Period.

         10. Withdrawal of Cash; Withdrawal from Plan; Termination of Employment

                  (a) At any time during an Offering Period, a Participant may, by giving written notice to the Employer, withdraw all, but not less than all, of the Contributions credited to his or her account under the Plan and not theretofore used to acquire Shares. Withdrawal of such Contributions shall be deemed a withdrawal from the Plan. All of the Participant's Contributions then credited to his or her account shall be paid to him or her promptly after receipt of his or her notice of withdrawal, his or her option for the remainder of the Offering Period shall be automatically terminated, and no further Contributions for the purchase of Shares shall be made during such Offering Period. The Participant may rejoin the Plan for any subsequent Offering Period as to which the Participant is an Employee by complying with the procedures set forth in Section 5 hereof.

                  (b) Upon termination (for any reason, including, without limitation, retirement or death) of the Participant's Continuous Status as an Employee during an Offering Period in which the Employee is a Participant, the Contributions credited to his or her account and not theretofore used to acquire Shares shall be returned to him or her or, in the case of his or her death, to the person or persons entitled thereto under Section 14 hereof, and his or her option for the remainder of such Offering Period shall be automatically terminated. Such termination shall be deemed a withdrawal from the Plan.

                  (c) A Participant's withdrawal from an offering or the Plan shall not have any effect upon his or her eligibility to participate in a succeeding offering or in any similar plan which may hereafter be adopted by the Employer.

         11. Dividends, Share Splits and Interest. Cash dividends paid on Shares held in a Participant's account shall be paid to the Participant as soon as practicable, unless reinvested in Shares pursuant to the Participant's directions. Share splits of, or dividends paid in Shares on, the Shares held in the Participant's Investment Account shall be held in the Participant's Investment Account until withdrawn or sold in accordance with Section 9 hereof. Dividends paid in property other than cash or Shares shall be distributed to the Participant as soon as practicable. No interest shall accrue on or be payable with respect to the Contributions of a Participant to the Plan or any assets held in the Participant's Plan account.

         12. Stock.

                  (a) The maximum number of Shares which shall be made available for sale under the Plan shall be 4,000,000 Shares of Common Stock, subject to adjustment upon changes in capitalization of the Company as provided in Section 18 hereof. If the total number of Shares which would otherwise be subject to options granted pursuant to Section 5(a) hereof on the Offering Date exceeds the number of Shares then available under the Plan (after deduction of all Shares for which options have been exercised or are then outstanding), the Board (or the Committee, as applicable) shall make a pro rata allocation of the Shares remaining available for option grant in as uniform a manner as shall be practicable and as it shall determine to be equitable. In such event, the Board (or the Committee, as applicable) shall give written notice of such reduction of the number of Shares subject to the option to each Employee affected thereby and shall similarly reduce the rate of Contributions, if necessary. Any amounts remaining in an Employee's account which have not been applied to the purchase of Shares pursuant to this Section 12 shall be refunded on or promptly after the applicable Exercise Date.

                  (b) A Participant shall have no rights as a shareholder with respect to Shares covered by his or her option until such option has been exercised.

                  (c) Shares to be delivered to a Participant under the Plan shall be registered in the name of the Participant or, if requested in writing by the Participant, in the names of the Participant and his or her spouse as joint tenants with rights of survivorship.

         13. Administration. The Committee shall supervise and administer the Plan and shall have full power to adopt, amend and rescind any rules deemed desirable and appropriate for the administration of the Plan and not inconsistent with the Plan, to construe and interpret the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. Any decision reduced to writing and signed by all members of the Committee shall be fully effective as if it had been made at a meeting duly held. Except as otherwise provided by the Committee, each Employer shall be charged with all expenses incurred in the administration of the Plan with respect to such Employer's Employees. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, and all members of the Committee shall be fully indemnified by the Company with respect to any such action, determination or interpretation. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, the Employer, the Participant (or any person claiming any rights under the Plan from or through any Participant) and any shareholder.

         14. Designation of Beneficiary.

                  (a) A Participant may file a written designation of a beneficiary who is to receive any Shares and cash, if any, from the Participant's account under the Plan in the event of such Participant's death.

                  (b) Such designation of beneficiary may be changed by the Participant at any time by written notice. In the event of the death of a Participant, if a beneficiary validly designated under the Plan is living at the time of such Participant's death, the Company shall deliver such Shares and/or cash to such beneficiary. If no such beneficiary is living at the time of such Participant's death, the Company shall deliver such Shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate in compliance with law.

         15. Transferability. Neither Contributions credited to a Participant's account nor any rights with regard to the exercise of an option or to receive Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 14 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw Contributions in accordance with Section 10.

         16. Use of Funds. All Contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such Contributions.

         17. Reports. Individual accounts shall be maintained for each Participant in the Plan. Statements of account will be given to Participants promptly following each Exercise Date, which statements will set forth the amounts of Contributions, the per Share purchase price, the number of Shares purchased and the remaining cash balance, if any.

         18. Adjustments Upon Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of Shares covered by each option which has not yet been exercised and the number of Shares which have been authorized for issuance under the Plan but have not yet been placed under option (collectively, the "Reserves"), as well as the price per Share covered by each option under the Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustments shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

         In the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Offering Period then in progress by setting a new Exercise Date (the "New Exercise Date"). If the Board shortens the Offering Period then in progress in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify each Participant in writing, at least ten (10) days prior to the New Exercise Date, that the Exercise Date for his or her option has been changed to the New Exercise Date and that his or her option will be exercised automatically on the New Exercise Date, unless prior to such date he or she has withdrawn from the Offering Period as provided in Section 10. For purposes of this Section, an option granted under the Plan shall be deemed to be assumed if, following the sale of assets or merger, the option confers the right to purchase, for each Share subject to the option immediately prior to the sale of assets or merger, the consideration (whether stock, cash or other securities or property) received in the sale of assets or merger by holders of Common Stock for each share of Common Stock held on the effective date of the transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration received in the sale of assets or merger was not solely common stock of the successor corporation or its parent (as defined in section 424(e) of the Code), the Board may, with the consent of the successor corporation and the Participant, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per Share consideration received by holders of Common Stock and the sale of assets or merger.

         The Board may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per share of Common Stock covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock, and in the event of the Company being consolidated with or merged into any other corporation.

         19. Amendment or Termination.

                  (a) The Board of Directors of the Company may at any time terminate or amend the Plan. Except as provided in Section 18 and Section 19, no such termination may affect options previously granted, nor may an amendment make any change in any option theretofore granted which adversely affects the rights of any Participant. In addition, to the extent necessary to comply with section 423 of the Code (or any successor rule or provision or any applicable law or regulation), the Company shall obtain shareholder approval in such a manner and to such a degree as so required.

                  (b) Without shareholder consent and without regard to whether any Participant rights may be considered to have been "adversely affected," but subject to regulatory approval, the Committee shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each participant properly correspond with amounts withheld from the participant's Compensation, and establish such other limitations or procedures as the Committee determines in its sole discretion advisable which are consistent with the Plan.

                  (c) In the event the Committee determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, subject to regulatory approval, the Committee may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

                           (i) altering the option price for any Offering Period including an Offering Period underway at the time of the change in option price;

                           (ii) shortening any Offering Period so that Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Committee action; and

                           (iii) allocating Shares as between participants in any Offering Period.

Such modifications or amendments shall not require shareholder approval or the consent of any Participants.

                  (d) Without amending the Plan, the Committee may allow for participation under the terms hereunder by Employees of non-U.S. Designated Subsidiaries with such modifications of the terms and conditions otherwise specified hereunder as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes hereof. In furtherance of such purposes, the Committee may make such amendments, procedures and the like as may be necessary or advisable to comply with provisions of laws (including tax laws) in other countries in which such Designated Subsidiaries operate or have employees.

         20. Notices. All notices or other communications by a Participant to the Company or the Employer under or in connection with the Plan shall be deemed to have been duly given when they are received in a timely manner in the form and by the person or office specified by the Company (or the Employer, as the case may be).

         21. Term of Plan. The Plan shall become effective on the Effective Date, subject to the approval of the Plan by the shareholders of the Company within twelve (12) months before or after the date the Plan is adopted. The Plan shall continue in effect until December 31, 2010, unless sooner terminated under
Section 19.

         22. Regulations and Other Approvals; Governing Law.

                  (a) This Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of New York, without giving effect to the conflict of law provisions thereof.

                  (b) The obligation of the Company to sell or deliver Shares with respect to options granted under the Plan shall be subject to all applicable laws, rules and regulations (domestic or foreign), including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee. The Company shall not be required to issue or deliver any certificates for Shares prior to the completion of any registration or qualification of such Shares under, and the obtaining of any approval under or compliance with, any state or federal law, or any ruling or regulation of any government body which the Company shall, in its sole discretion, determine to be necessary or advisable. Certificates for Shares issued hereunder may be legended as the Committee may deem appropriate.

         23. Withholding of Taxes. Notwithstanding any other provision of the Plan, the Company shall deduct from all Contributions under the Plan all federal, state, local and other taxes required by law to be withheld with respect to such Contributions. If the Participant makes a disposition, within the meaning of section 424(c) of the Code and regulations promulgated thereunder, of any Share or Shares issued to such Participant pursuant to such Participant's exercise of an option, and such disposition occurs within the two-year period commencing on the day after the date of grant of such option or within the one-year period commencing on the day after the date of transfer of the Share or Shares to the Participant pursuant to the exercise of such option, such Participant shall, within ten (10) days of such disposition, notify the Employer thereof and thereafter immediately deliver to the Employer any amount of Federal, state or other taxes and other amounts which the Employer informs the Participant the Employer is required to withhold.

         24. No Right to Continued Employment. The Plan does not, directly or indirectly, create in any Employee or class of Employees any right with respect to continuation of employment by the Company or any Subsidiary, and it shall not be deemed to interfere in any way with the Company's or any Subsidiary's right to terminate, or otherwise modify, an Employee's employment at any time with or without cause.

                            RSL COMMUNICATIONS, LTD.

                PROXY FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS

                                  June 23, 2000

           This Proxy Is Solicited On Behalf Of The Board Of Directors

                            CLASS [A/B] COMMON SHARES

                  The undersigned hereby constitutes and appoints Nicolas Trollope, Michael Ashford, Roger Burgess, Chips Outerbridge and Dawna Ferguson, or any one of them, with the power of substitution, the proxies of the undersigned to vote with the same force and effect as the undersigned all Class A Common Shares of RSL Communications, Ltd. (the "Company") held of record by the undersigned on April 26, 2000 at the Annual General Meeting of Shareholders to be held at the offices of Conyers, Dill & Pearman, Clarendon House, Church Street, Hamilton HM CX, Bermuda, on June 23, 2000 at 10:00 a.m. (local time) and at any adjournment or adjournments thereof, hereby revoking any proxy or proxies heretofore given and ratifying and confirming all that said proxies may do or cause to be done by virtue thereof with respect to the following matters:

                  This proxy, when properly executed, will be voted as directed. If no direction is indicated, the proxy will be voted as recommended by the Company's Board of Directors.

                  The undersigned hereby acknowledges receipt of the Notice of Annual General Meeting of Shareholders to be held on June 23, 2000 and the Proxy Statement, dated April 29, 2000, prior to the signing of this proxy.

                  The Board recommends a vote FOR Proposals 1, 2 and 3 below.

Please mark boxes /X/ ____ in blue or black ink only.

1.       Election of the eight nominees for director listed at right.

                  Nominees:

                  RONALD S. LAUDER
                  ITZHAK FISHER
                  JACOB Z. SCHUSTER
                  GUSTAVO A. CISNEROS
                  FRED H. LANGHAMMER
                  LEONARD A. LAUDER
                  EUGENE A. SEKULOW
                  NICOLAS G. TROLLOPE

         FOR all nominees listed at right ____

         WITHHOLD AUTHORITY
         to vote for all nominees listed at right _______

Instruction: To withhold authority to vote for any individual nominee, mark the "FOR" box and write that nominee's name in the space provided below:

Exceptions:  ________________________________


2. Approval of the proposal to adopt the Company's employee stock purchase plan.


FOR _______                AGAINST _________              ABSTAIN________


3. Appointment of Deloitte & Touche LLP as independent auditors of the Company until the completion of the next annual general meeting and the delegation to the Audit Committee of the authority to fix the auditors' fee for the current fiscal year.


FOR _______                AGAINST _________              ABSTAIN________


                  TO VOTE BY MAIL

                  Please date, sign and mail your proxy card in the envelope provided as soon as possible.

                  TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)

                  Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number and the proxy card available when you call.

                  TO VOTE BY INTERNET

                  Please access the web page at www.voteproxy.com and follow the on-screen instructions. Have your control number available when you access the web page.

                  YOUR CONTROL NUMBER IS:


                                    Dated                     , 2000
                                          --------------------


                                    --------------------------------------------
                                    Signature


                                    --------------------------------------------
                                    Signature, if held jointly

                                    Please sign your name exactly as it appears on your stock certificate.

                                    When signing as attorney, executor,
                                    administrator, trustee or guardian, please give your full title as it appears hereon. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed. When a proxy is given by a partnership, it should be signed in partnership name by an authorized person.

Will Attend Annual General Meeting     ______

Will Not Attend Annual General Meeting ______